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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
Bancorp Rhode Island, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 3, 2008

Dear Shareholder:

        You are cordially invited to attend the 2008 Annual Meeting of Shareholders of Bancorp Rhode Island, Inc. to be held at The Hotel Providence, 311 Westminster Street, Providence, Rhode Island 02903, on Wednesday, May 21, 2008 at 10:00 a.m.

        The official Notice of Annual Meeting, Proxy Statement and Proxy are included with this letter. The matters listed in the Notice of Annual Meeting are more fully described in the Proxy Statement. I encourage you to take the time to review the Proxy Statement.

        It is important that your shares be represented and voted at the Annual Meeting. This Annual Meeting will be particularly important given the stated intent of PL Capital Group to have three of its own nominees elected to the Board of Directors. The Board of Directors of Bancorp Rhode Island, Inc. strongly urges you to reject the PL Capital Group nominees. Accordingly, regardless of whether or not you plan to attend the meeting, please sign and date the enclosed WHITE proxy card and return it in the enclosed postage paid envelope, so that your shares may be represented at the meeting. If you decide to attend the meeting you may revoke your proxy and vote your shares in accordance with the procedures set forth in the Proxy Statement. If you are a shareholder whose shares are held by a broker or otherwise not registered in your name, you will need additional documentation from your record holder to attend and vote personally at the meeting.

        Thank you for your consideration. I look forward to seeing you.

Very truly yours,

Malcolm G. Chace Chairman

BANCORP RHODE ISLAND, INC.
One Turks Head Place
Providence, Rhode Island 02903

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held Wednesday, May 21, 2008

To the Shareholders of Bancorp Rhode Island, Inc.:

        The Annual Meeting of Shareholders of Bancorp Rhode Island, Inc. (the "Meeting"), a Rhode Island corporation (the "Company"), will be held at The Hotel Providence, 311 Westminster Street, Providence, Rhode Island 02903 on Wednesday, May 21, 2008, at 10:00 a.m. local time, for the following purposes:

  1.
  To elect five Class III Directors to serve until 2011;

  2.
  To consider and act upon a proposal to ratify the appointment of KPMG LLP as independent registered public accounting firm for the Company; and

  3.
  To transact such other business as may properly come before the Meeting or any adjournments thereof.

        The Board of Directors of the Company has fixed the close of business on March 28, 2008 as the record date for the determination of shareholders entitled to receive notice of and to vote at the Meeting or any adjournment thereof. Only shareholders of record at the close of business on March 28, 2008 will be entitled to notice of and to vote at the Meeting and any adjournment or postponement thereof. The stock transfer books will not be closed.

        All Shareholders are cordially invited to attend the Meeting. PLEASE SIGN, DATE AND RETURN THE WHITE PROXY CARD EVEN THOUGH YOU PLAN TO ATTEND THE MEETING. Doing so will ensure your presence by proxy and allow your shares to be voted should anything prevent your attendance in person.

By Order of the Board of Directors

Margaret D. Farrell, Secretary
April 3, 2008

BANCORP RHODE ISLAND, INC.
One Turks Head Place
Providence, Rhode Island 02903

PROXY STATEMENT

        This Proxy Statement is being furnished to the holders of common stock (the "Shareholders") of Bancorp Rhode Island, Inc., a Rhode Island corporation ("Bancorp"), in connection with the solicitation of proxies by the Board of Directors of Bancorp for the Annual Meeting of Shareholders of Bancorp (the "Meeting") to be held at The Hotel Providence, 311 Westminster Street, Providence, Rhode Island on Wednesday, May 21, 2008 at 10:00 a.m. local time, and at any adjournments and postponements thereof. This Proxy Statement and the related WHITE proxy card are being mailed on or about April 3, 2008 to holders of record of Bancorp's common stock on March 28, 2008. As used herein, the "Company" means both Bancorp and Bank Rhode Island, a Rhode Island financial institution (the "Bank"), the only significant operating subsidiary of Bancorp.

GENERAL INFORMATION

Actions to Be Taken At the Meeting

        At the Meeting, Shareholders will be asked to elect five Class III Directors to serve until the 2011 annual meeting and until their successors are duly elected and qualified, and ratify the appointment of KPMG LLP as the Company's independent registered public accounting firm.

Who May Vote

        Holders of record of Bancorp's common stock at the close of business on March 28, 2008, the record date for the Meeting, are entitled to notice of and to vote at the Meeting. As of the close of business on March 28, 2008, Bancorp had outstanding 4,554,485 shares of common stock entitled to vote. Holders of the common stock are entitled to one vote for each share held on the matters properly presented at the Meeting.

Votes Required to Transact Business At the Meeting

        The holders of a majority of the shares entitled to vote, present in person or represented by proxy, will constitute a quorum for the transaction of business at the Meeting. A plurality of votes cast is required to elect the directors. All other proposals to be voted upon at the Meeting will require the affirmative vote of holders of a majority of Bancorp's common stock present in person or represented by proxy at the Meeting.

How to Vote Shares Held Directly by the Shareholder

        If you are the record holder of your shares, you may vote your shares by marking, signing and dating the enclosed WHITE proxy card and returning it in the enclosed postage paid envelope. If you are the Shareholder of record, you may also vote your shares via telephone or internet in accordance with the instructions set forth on the enclosed WHITE proxy card, or in person at the Meeting. Returning a proxy card will not prevent you from voting your shares in person if you attend the Meeting.

How to Vote Shares Held by a Broker, Bank or Other Nominee

        If your shares are held through a broker, bank or other nominee, you may vote your shares by marking, signing and dating the voting instruction form provided to you by your broker, bank or other nominee. You may also be able to vote your shares via internet or telephone in accordance with the instructions provided by your broker, bank or nominee. To be able to vote shares not registered in your own name in person at the Meeting, you will need appropriate documentation from the record holder of your shares. If you hold your shares in street name through a broker or bank you may only vote or change your vote in person if you have a legal proxy in your name from Broadridge Financial Solutions, formerly ADP, or your broker or bank.

        If you do not give your broker specific instructions with regard to a matter to be acted upon at the Meeting, your shares may not be voted on those matters and will not be counted in determining the number of shares necessary for approval of any action. This is generally referred to as a "broker non-vote" and will affect the outcome of the voting as broker non-votes are considered present at the meeting in determining whether or not a quorum is present. Therefore, you are encouraged to provide directions to your broker as to how your shares should be voted with regard to each matter set forth in the Notice of Meeting.

How Will Shares be Voted

        The proxy holders will vote all shares represented by a properly executed proxy received in time for the Meeting in accordance with the instructions on the proxy. If you return an executed proxy card without marking your instructions with regard to the matters to be acted upon, the proxy holders will vote FOR approval of the proposals set forth in the Notice of Meeting. Abstentions will be treated as present and entitled to vote and therefore have the effect of a vote against a matter.

        A proxy may confer discretionary authority to vote with respect to any matter to be presented at the Meeting which management does not know of within a reasonable time before the date hereof. Management does not know of any such matter which may come before the Meeting and which would be required to be set forth in this Proxy Statement or the related proxy form. If any other matter is properly presented to the Meeting for action, it is intended that the persons named on the enclosed proxy card and acting thereunder will vote in accordance with their best judgment on such matter.

Revocation of Proxies

        A proxy may be revoked at any time before it is voted at the Meeting by:

  •
  Filing a written revocation of the proxy with the Secretary of Bancorp, Margaret D. Farrell, c/o Hinckley, Allen & Snyder LLP, 50 Kennedy Plaza, Suite 1500, Providence, Rhode Island 02903;

  •
  Submitting a signed proxy card bearing a later date; or

  •
  Attending and voting in person at the Meeting provided you are the holder of record of your shares and have filed a written revocation of your grant of proxy with the Secretary of Bancorp as indicated above.

        If you hold your shares in the name of a broker, bank or other nominee, you will need to contact your nominee in order to revoke your proxy. If you hold your shares in street name through a broker or bank you may only change your vote in person if you have a legal proxy in your name from Broadridge Financial Solutions or your broker or bank.

Persons Making the Solicitation

        The Board of Directors of Bancorp is soliciting these proxies. Bancorp will bear the expense of preparing, assembling, printing and mailing this Proxy Statement and the material used in the solicitation of proxies for the Meeting. Bancorp contemplates that proxies will be solicited principally through the use of the mail, but officers, directors and employees of the Company may solicit proxies personally or by telephone, without receiving special compensation therefor.

        The Company will pay the expenses for this Proxy solicitation. In addition to sending you these materials, some of our directors and officers as well as management and non-management employees may contact you by telephone, mail, e-mail, or in person. You may also be solicited by means of press releases issued by the Company, postings on our website, www.bankri.com, and advertisements in periodicals. None of our officers or employees will receive any extra compensation for soliciting you. We have retained Laurel Hill Advisory Group, LLC ("Laurel Hill") to assist us in soliciting your proxy for an estimated fee of $80,000 plus reasonable out-of-pocket expenses. Laurel Hill expects that approximately 25 of its employees will assist in the solicitation. Laurel Hill may ask brokerage houses and other custodians and nominees whether other persons are beneficial owners of Bancorp common stock. If so, we will reimburse banks, nominees, fiduciaries, brokers and other custodians for their costs of sending the proxy materials to the beneficial owners of Bancorp common stock. Our expenses related to the solicitation in excess of those normally spent for an annual shareholders meeting as a result of the proxy contest and excluding salaries and wages of our regular employees and officers are expected to be approximately $195,000 of which approximately $90,000, has been spent to date. Appendix I sets forth information relating to the Company's directors, officers, and employees who are considered "participants" in our solicitation under the rules of the Securities and Exchange Commission ("SEC") by reason of their position as directors or because they may be soliciting proxies on our behalf.

Board of Directors Recommendation

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION AS DIRECTORS OF THE NOMINEES NAMED ON THE FOLLOWING PAGE AND SET FORTH ON THE COMPANY'S WHITE PROXY CARD, AND A VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

PROPOSAL NO. 1
ELECTION OF DIRECTORS

        Bancorp's Articles of Incorporation provide that the Board of Directors shall be divided into three classes, designated as Class I, Class II and Class III, and as nearly equal as possible. The Board of Directors currently consists of 15 persons, of whom five are designated as Class I Directors, five as Class II Directors and five as Class III Directors. Directors serve staggered three year terms and until their successors are duly elected and qualified or until the director's earlier resignation or removal.

        At the Meeting, five Class III Directors are to be elected to serve until the 2011 annual meeting and until their successors are duly elected and qualified. The directors of Bancorp currently also serve as directors of the Bank. The Board of Directors, upon the recommendation of the Board Governance and Nominating Committee, have reviewed the relationship that each director (including any individual who served during the 2007 fiscal year but is no longer a director) has with the Company, and affirmatively determined that all directors, other than Ms. Sherman, are independent as defined under the NASDAQ listing standards.

        Unless authority to do so has been withheld or limited in a proxy, it is the intention of the persons named as proxies to vote the shares to which the proxy relates FOR the election of the five nominees named on the following page to the Board of Directors as Class III Directors. If any nominee named on the following page is not available for election to the Board of Directors at the time of the Meeting, it is the intention of the persons named as proxies to act to fill that office by voting the shares to which a proxy relates FOR the election of such person or persons as may be designated by the Board of Directors or, in the absence of such designation, in such other manner as the proxies may in their discretion determine, unless authority to do so has been withheld or limited in the proxy. The Board of Directors anticipates that each of the five nominees named on the following page will be available to serve if elected.

        The following table sets forth certain information for both the five individuals being nominated by the Board of Directors for election as Class III Directors, and for those Class I and Class II Directors whose terms expire at the annual meetings of Bancorp's Shareholders in 2009 and 2010, respectively. The five nominees who receive the highest number of votes at the Meeting will be elected.

The Board of Directors recommends a vote "FOR" the election as directors of the nominees for Class III Director named on this page immediately below.

NOMINEES FOR CLASS III DIRECTOR (Term to Expire 2011)

Name	Age	Business Experience During Past 5 Years	Year First Became Director*
Anthony F. Andrade	60	President of A&H Composition and Printing, Inc. and former President of Universal Press Graphics, Inc. until his retirement in April 1997.	1996
Malcolm G. Chace	73	Chairman of the Board of each of Bancorp and the Bank since their formation. Vice President of Point Gammon Corporation since 1986. Director of Berkshire Hathaway, Inc. from 1992 to 2007.	1996
Ernest J. Chornyei, Jr.	65	Business consultant since February 2000. Prior thereto, Chairman of the Board of Bradford Dyeing Association, Inc. (textiles) in Westerly, Rhode Island.	1996
Edward J. Mack II	49	President and owner of Tri-Mack Plastics Manufacturing Company (engineering, design and manufacture of custom high performance plastic parts) since 1990.	2002
Merrill W. Sherman	59	President and Chief Executive Officer of each of Bancorp and the Bank since their formation. Also, a director of the Providence Journal Co., a subsidiary of A.H. Belo Corporation.	1996

*
The dates of directorship before 2000 reflect the years in which certain of the directors were elected directors of the Bank, which was formed in 1996 and became a wholly-owned subsidiary of Bancorp on September 1, 2000.

CLASS I DIRECTORS CONTINUING IN OFFICE(Term to Expire 2009)

Name	Age	Business Experience During Past 5 Years	Year First Became Director*
Karen Adams	52	Television news anchor for WPRI-TV (LIN Television Corp.) since 1989.	2002
Meredith A. Curren	48	Principal of Edgewood Holdings, LLC (advisory firm) since November 2007. Trustee of Ocean State Tax Exempt Fund. Chief Executive Officer and Principal of Pease & Curren, Inc. (precious metals) from 1990 to 2007.	2002
Bogdan Nowak	44	President of Rhode Island Novelty, Inc. since 1986 and President of Chemical Light Technologies, Inc. since 1995.	2002
Cheryl W. Snead	49	President and Chief Executive Officer of Banneker Industries, Inc. (manufacturing, assembly and packaging and logistics management) since 1991.	1996
John A. Yena	67	Vice Chairman of the Board of each of Bancorp and the Bank since July 2003. Chairman of the Board of Johnson & Wales University since June 2004. Director of ITT Educational Services, Inc. (provider of technology-oriented postsecondary degree programs) since May 2006. Previously Chief Executive Officer of Johnson & Wales University from July 1989 to June 2004.	1996

*
The dates of directorship before 2000 reflect the years in which certain of the directors were elected directors of the Bank, which was formed in 1996 and became a wholly-owned subsidiary of Bancorp on September 1, 2000.

CLASS III DIRECTORS CONTINUING IN OFFICE(Term to Expire 2010)

Name	Age	Business Experience During Past 5 Years	Year First Became Director*
John R. Berger	64	Business consultant since 1994. Prior thereto, Executive Vice President and director of Mergers and Acquisitions (1993-94) and Executive Vice President and Chief Investment Officer (1985-93) for Shawmut National Corporation.	1997
Richard L. Bready	63	Chairman and Chief Executive Officer of Nortek, Inc. since 1990 (designer, manufacturer and marketer of high quality branded products); Director of GAMCO Investors, Inc.	2007
Mark R. Feinstein	52	President of Northeast Management Inc. (video store franchisee) since 1991.	1996
Michael E. McMahon	60	Founder and Partner of Pine Brook Road Partners LLC (private equity firm) since July 2006. Prior thereto, Executive Director of Rhode Island Economic Development Corporation from January 2003 to July 2006.	2006
Pablo Rodriguez, M.D.	52	President of Women's Care, Inc. (medical services) since 1987.	2003

*
The dates of directorship before 2000 reflect the years in which certain of the directors were elected directors of the Bank, which was formed in 1996 and became a wholly-owned subsidiary of Bancorp on September 1, 2000.

        The Company has received a notice from PL Capital Group that it intends to nominate three dissident director candidates representing the interests of PL Capital Group and its principals for election to the Board of Directors at the Meeting. PL Capital Group consists of: PL Capital, LLC; Goodbody/PL Capital, LLC; Financial Edge Fund, L.P.; Financial Edge-Strategic Fund, L.P.; PL Capital/Focused Fund, L.P.; PL Capital Offshore, Ltd.; Goodbody/PL Capital, L.P.; PL Capital Advisors, LLC; Richard J. Lashley; John W. Palmer; and Daniel J. Mullane.

        On February 5, 2008, PL Capital Group filed a Schedule 14A giving notice of its intent to nominate each of Richard J. Lashley, John W. Palmer, principals of PL Capital Group, and Daniel J. Mullane for election to the Board of Directors at the Meeting.

Corporate Governance

        General.    The Bancorp Board of Directors met eight times and the Bank's Board of Directors met nine times during 2007. In addition, the Bancorp Board of Directors met five times during 2007 in executive session without Ms. Sherman or other members of management. All directors attended at least 75% of the meetings of the Bancorp Board of Directors and meetings of Bancorp committees on which such director serves. The Board of Directors has adopted a policy that requires members of the Board of Directors to make every effort to attend each annual Shareholders meeting. All members of the Board of Directors attended the 2007 Annual Shareholders Meeting.

        The Bancorp Board of Directors currently has four standing committees: an Executive Committee, an Audit Committee, a Compensation Committee and the Board Governance and Nominating Committee. The members and chairs of each of those committees are appointed each year. Each member of the Bancorp Executive, Audit and Compensation Committees is also a member of the corresponding committee of the Bank. No member of the Audit, Compensation or Board Governance and Nominating Committee is an employee of Bancorp or its subsidiaries and all are independent as defined under the applicable NASDAQ listing standards and SEC rules. In addition to the Committees noted above, the Bank has a Directors' Loan Committee and a Technology and Operations Committee.

        Each of the Audit, Compensation and Board Governance and Nominating Committees has a written charter approved by the Board of Directors. The Board has also adopted Corporate Governance Guidelines and Principles, which along with the committee charters provide the framework for the governance of the Company. The committee charters and the Guidelines as well as the Company's Code of Ethics, which applies to all directors, officers and employees, are available on the Company's website at www.bankri.com under "Investor Relations—Corporate Governance."

        Executive Committee.    The Executive Committee is authorized to exercise all the powers of the Board in the management of the business and affairs of the Company while the Board is not in session, subject to certain limitations set forth in Bancorp's Articles of Incorporation and the Bank's Agreement to Form. The current members of the Executive Committee are Malcolm G. Chace (Chairman), Meredith A. Curren, Edward J. Mack II, Merrill W. Sherman and John A. Yena. The Executive Committee held two meetings in fiscal year 2007.

        Audit Committee.    The Audit Committee assists the Board of Directors in overseeing the integrity of the Company's financial reports; the Company's compliance with legal and regulatory requirements; the qualifications and independence of the Company's independent accountants; and the performance of the Company's internal audit function and independent accountants. The Audit Committee is responsible for appointing, setting the compensation and overseeing the Company's independent accountants. The Audit Committee meets each quarter with the Company's independent accountants and management to review the Company's interim financial results before the publication of quarterly earnings press releases. The Audit Committee also meets separately each quarter in executive session with the independent accountants. The Audit Committee reviews the adequacy of the Company's internal controls and summaries of regulatory examinations to assess the Company's program for complying with laws and regulations. The Audit Committee also oversees and approves the selection and performance of the Chief Auditor and reviews and approves the Company's internal audit plan.

        The current members of the Audit Committee are Meredith A. Curren (Chairman), Ernest J. Chornyei, Jr., Richard L. Bready and Cheryl W. Snead. The Board of Directors has determined that all four members of the Audit Committee satisfy the financial literacy requirements of the NASDAQ listing standards and are independent as defined under the NASDAQ listing requirements and applicable SEC rules. Additionally, the Board of Directors has determined that Meredith A. Curren and Richard L. Bready, each qualify as an "audit committee financial expert" as defined by the SEC rules. The Audit Committee held five meetings in fiscal year 2007.

        Compensation Committee.    The Compensation Committee assists the Board of Directors in discharging the Board's responsibilities relating to director and executive compensation. The Compensation Committee's responsibilities include establishing and reviewing the Company's executive and director compensation philosophy, strategies, plans and policies, making recommendations to the Board of Directors with respect to the design of the Company's incentive compensation plans and equity based plans and overseeing generally the administration of such plans, evaluating the performance and determining the compensation of the Chief Executive Officer ("CEO") and advising and assisting the CEO in formulating and implementing programs to facilitate the selection and development of other key managers. The Compensation Committee also reviews and approves the compensation of other executive officers of the Company and discharges duties assigned to it under various benefit and compensation plans. The Compensation Committee is composed of five members, each of whom is independent as defined under applicable NASDAQ listing requirements. The current members of the Compensation Committee are John R. Berger (Chairman), Anthony F. Andrade, Malcolm G. Chace (who replaced Meredith A. Curren in May 2007), Michael E. McMahon and Pablo Rodriguez, M.D. The Compensation Committee held five meetings in fiscal year 2007.

        Board Governance and Nominating Committee.    The Board Governance and Nominating Committee is responsible for: identifying individuals qualified to be members of the Board of Directors and recommending such individuals to be nominated by the Board of Directors for election to the Board of Directors by the Shareholders; developing and recommending to the Board of Directors a set of corporate governance principles applicable to the Company that are consistent with sound corporate governance practices and in compliance with applicable legal, regulatory or other requirements; and monitoring and reviewing any other corporate governance matters which the Board of Directors may refer to the committee from time to time. The Board Governance and Nominating Committee is composed of four members, each of whom is independent as defined under applicable NASDAQ listing requirements. The current members of the Board Governance and Nominating Committee are Malcolm G. Chace (Chairman), Michael E. McMahon, Bogdan Nowak and John A. Yena. The Board Governance and Nominating Committee held six meetings in fiscal year 2007.

        Director Share Ownership Requirements.    The Board of Directors has adopted a policy that requires each director to hold at least 500 shares of Bancorp common stock. All current directors meet this requirement.

Nomination of Directors

        The Board Governance and Nominating Committee considers suggestions from many sources, including Shareholders, regarding possible candidates for director. The Board of Directors has adopted a policy that requires consideration by the Board Governance and Nominating Committee of nominations submitted by a Shareholder or group of Shareholders that beneficially owns more than 5% of Bancorp's common stock for at least one year as of the date the recommendation was made. The Board Governance and Nominating Committee does not set specific criteria for directors but believes the Company is well served when its directors bring to the Board of Directors a variety of experience and backgrounds, evidence of leadership in their particular fields, demonstrate the ability to exercise sound business judgment and independence of thought, have significant knowledge of and involvement in the communities which the Bank serves and have substantial experience in business and outside the business community in, for example, the academic or public communities. All candidates must possess integrity and a commitment to ethical behavior. The Company also strives to have all directors other than the CEO be independent within the meaning of applicable NASDAQ rules. The Board Governance and Nominating Committee must also ensure that members of the Board of Directors as a group maintain the requisite qualifications under the NASDAQ listing standards for populating the Audit, Compensation and Board Governance and Nominating Committees. The Board Governance and Nominating Committee considers Shareholder nominees for director in the same manner as nominees for director from other sources.

        Shareholders may send recommendations for director nominees to the Board Governance and Nominating Committee at the Company's offices at One Turks Head Place, Providence, Rhode Island 02903. Submissions should include information regarding a candidate's background, qualifications, experience and willingness to serve as a director. In addition, Section 3.03 of Bancorp's By-Laws set forth specific procedures that, if followed, enable any Shareholder entitled to vote in the election of directors to make nominations directly at an annual meeting of Shareholders. These procedures include a requirement for written notice to the Company at least 60 days prior to the scheduled annual meeting and must contain the name and certain information concerning the nominee and the Shareholders who support the nominee's election. For the Bancorp annual meeting to be held in 2009, the notice deadline under the By-Laws is March 20, 2009. A copy of this By-Law provision may be obtained by writing to Bancorp Rhode Island, Inc., Attn: Investor Relations Department, One Turks Head Place, Providence, Rhode Island 02903.

Communications with the Board of Directors

        The Company's Board of Directors provides a process for Shareholders to communicate directly with the members of the Board of Directors or the individual chairman of standing committees. Any Shareholder who desires to contact one or more of the Company's non-management directors may send a letter to those individuals at the following address: c/o Bancorp Rhode Island, Inc., One Turks Head Place, Providence, Rhode Island 02903. Communications are distributed to any individual director or directors as appropriate, depending on the facts and circumstances outlined in the communication. In that regard, the Board of Directors has requested that certain items that are unrelated to the duties and responsibilities of the Board should be excluded, such as:

  •
  Spam

  •
  Junk mail and mass mailings

  •
  Product inquiries

  •
  New product suggestions

  •
  Resumés and other forms of job inquiries

  •
  Surveys

  •
  Business solicitations or advertisements

In addition, material that the Company believes poses a security risk will be excluded, with the provisions that any communication that is filtered out must be made available to any outside director upon request.

Compensation of Directors

        Compensation of the directors of the Company is set by the Compensation Committee. Directors of the Company (other than Ms. Sherman) receive a combined annual retainer of $10,000 ($7,000 for service as a Bancorp director and $3,000 for service as a Bank director.) Mr. Chace, as Chairman of the Board and Executive Committee receives an additional $4,000 annual retainer. Other Committee Chairmen receive the following retainers: Audit ($3,000); Compensation and Technology ($2,500); and all other Committees (other than the Executive Committee) ($2,000). Directors of the Company receive $200 for each Bancorp Board meeting attended, as well as $200 for each Bancorp Executive Committee and Compensation Committee meeting attended and $600 for each Bancorp Audit Committee and Board Governance and Nominating Committee meeting attended. In addition, directors receive $600 for each meeting of the Bank's Board of Directors, Executive Committee, Audit Committee, Compensation Committee and Technology and Operations Committee attended, and $700 for each Directors' Loan Committee meeting attended.

        Under the Amended and Restated Non-Employee Director Stock Plan (the "Director Plan") approved by the Bank's shareholders at the 1998 annual meeting and assumed by Bancorp in connection with the reorganization of the Bank into a holding company structure on September 1, 2000, each non-employee director elected at the 1998 meeting received an option to purchase 1,500 shares of common stock, and each new non-employee director elected thereafter receives an option to purchase 1,000 shares of common stock as of the date of election to the Board. In addition, annual grants of options are made as of the date of each annual meeting of Shareholders to each non-employee director (other than a director who is first elected at or within six months of the meeting) to purchase 500 shares of common stock. All options have an exercise price equal to the fair market value on the date of grant and may be exercised with cash, common stock, or both. Options vest six months after the grant date, unless automatically accelerated in the event of death, disability or a change in control. Options expire upon the earlier to occur of the tenth anniversary of the grant date or two years following a director's departure from the Board of Directors.

        The following Director Compensation table provides information regarding the compensation paid or accrued by each individual who was a director during the 2007 fiscal year.

Name	Total ($)	Fees Earned or Paid in Cash ($)	Option Awards ($)(a)(b)	All Other Compensation($)
Karen Adams	30,150	24,800	5,350	0
Anthony F. Andrade	24,650	19,300	5,350	0
John R. Berger	28,550	23,200	5,350	0
Richard L. Bready(c)	19,750	9,050	10,700	0
Malcolm G. Chace	32,750	27,400	5,350	0
Ernest J. Chornyei, Jr.	27,150	21,800	5,350	0
Meredith A. Curren	31,350	26,000	5,350	0
Mark R. Feinstein	30,050	24,700	5,350	0
Edward J. Mack II	28,150	22,800	5,350	0
Michael E. McMahon(d)	33,214	21,100	12,114	0
Bogdan Nowak	31,150	25,800	5,350	0
Pablo Rodriguez, M.D.	25,850	20,500	5,350	0
Merrill W. Sherman(e)	0	0	0	0
Cheryl W. Snead	24,350	19,000	5,350	0
John A. Yena	33,650	28,300	5,350	0

(a)
The amounts reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2007, in accordance with SFAS 123R for stock options granted to directors pursuant to the Director Plan. Assumptions used in the calculation of these amounts are included in footnote 15 to the Company's audited financial statements for the fiscal year ended December 31, 2007, included in the Company's Annual Report on Form 10-K filed with the SEC on or around March 10, 2008.

(b)
As of December 31, 2007 each director had the following number of options outstanding: Karen Adams 2,500, Anthony F. Andrade 6,000, John R. Berger 500, Richard L. Bready 1,000, Malcolm G. Chace 500, Ernest J. Chornyei, Jr. 3,000, Meredith A. Curren 2,500, Mark R. Feinstein 3,500, Edward J. Mack II 2,000, Michael E. McMahon 1,500, Bogdan Nowak 3,500, Pablo Rodriguez, M.D. 2,500, Cheryl W. Snead 6,000 and John A. Yena 500.
(c)
Mr. Bready received options to purchase 1,000 shares of common stock in connection with his appointment to the Board of Directors on May 16, 2007.
(d)
Mr. McMahon received options to purchase 1,000 shares of common stock in connection with his appointment to the Board of Directors in October 2006 which vested in March 2007.
(e)
See Summary Compensation Table for disclosure related to Merrill W. Sherman, Chief Executive Officer of the Company.

COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of 5% Beneficial Owners

        The following table sets forth certain information, as of March 28, 2008, regarding the beneficial owners of more than 5% of the outstanding common stock:

Name	Amount of Securities Beneficially Owned(a)	Percent Ownership(b)
Malcolm G. Chace(c) c/o Point Gammon Corporation One Providence Washington Plaza, Providence, RI 02903	527,665	11.6%
Richard A. Grills P.O. Box 539, Westerly, RI 02891	249,995	5.5%
Moody Aldrich Partners, LLC 18 Sewall Street, Marblehead, MA 01945	265,266	5.8%
PL Capital Group(d) c/o Financial Edge Fund, L.P. 20 East Jefferson Avenue, Suite 22, Naperville, IL 60540	387,920	8.5%
Royce & Associates, LLC 1414 Avenue of the Americas, New York, NY 10019	261,300	5.7%

Merrill W. Sherman(e) c/o Bancorp Rhode Island, Inc. One Turks Head Place, Providence, RI 02903	282,345	6.2%

(a)
All information is based upon ownership of record as reflected on the stock transfer books of the Company or as reported on Schedule 13G or Schedule 13D filed under Rule 13d-1 under the Securities Exchange Act of 1934.
(b)
Percent ownership is based upon 4,554,485 shares of common stock outstanding as of March 28, 2008.
(c)
Includes 512,665 shares held by trusts of which Mr. Chace, his spouse or an immediate family member is a co-trustee and has shared voting and investment power. Also includes 4,500 shares held by Mr. Chace's spouse, 10,000 shares held by a non-profit corporation and 500 shares that may be acquired pursuant to options. Mr. Chace disclaims any economic or beneficial interest in 24,225 shares which are held by trusts of which Mr. Chace is only trustee and not a beneficiary and the 10,000 shares held by a non-profit corporation with respect to which he has voting power but no pecuniary interest.
(d)
According to a Schedule 13D filed on January 24, 2007, PL Capital Group includes Financial Edge Fund, L.P., Financial Edge Strategic Fund, L.P., Goodbody/PL Capital, L.P., PL Capital, LLC, Goodbody/PL Capital, LLC, PL Capital Advisors, LLC, John W. Palmer, Richard J. Lashley, Daniel J. Mullane, and PL Capital Focused Fund, L.P.
(e)
Includes 152,710 shares that may be acquired pursuant to options exercisable within 60 days of March 28, 2008 and 1,200 shares of restricted common stock.

Security Ownership of Directors and Officers

        The following table sets forth certain information regarding the beneficial ownership of Bancorp's common stock as of March 28, 2008 by each director, each Named Executive Officer named in the Summary Compensation Table appearing on page 24 and all directors and executive officers as a group. Unless otherwise indicated, each person has sole voting and dispositive power over the shares indicated as owned by such person.

Name of Beneficial Owner	Amount of Securities Beneficially Owned(a)	Percent Ownership
Karen Adams(b)(c)	4,775	*
Anthony F. Andrade(d)	56,000	1.2%
John R. Berger(e)	6,568	*
Richard L. Bready(f)	3,000	*
Malcolm G. Chace(g)	527,665	11.6%
Ernest J. Chornyei, Jr.(h)	114,000	2.5%
Meredith A. Curren(b)	4,300	*
James V. DeRentis(i)	42,070	*
William C. DeWitt(j)	750	*
Mark R. Feinstein(k)	19,500	*
Edward J. Mack II(l)	4,175	*
Michael E. McMahon(m)	2,000	*
Mark J. Meiklejohn(n)	6,446	*
Bogdan Nowak(o)	24,800	*
Pablo Rodriguez, M.D.(p)	4,000	*
Merrill W. Sherman(q)	282,345	6.2%
Linda H. Simmons(r)	26,685	*
Cheryl W. Snead(s)	6,510	*
John A. Yena(e)	11,000	*
All Directors and Officers as a Group(t)	1,146,589	25.2%

*
Less than one percent
(a)
If applicable, beneficially owned shares include shares owned by the spouse, children and certain other relatives of the director or executive officer, as well as shares held by trusts of which the person is a trustee or in which he or she has a beneficial interest, and shares acquirable pursuant to options which are presently or will become exercisable within 60 days of March 28, 2008. All information with respect to beneficial ownership has been furnished by the respective directors and executive officers.
(b)
Includes 2,000 shares that may be acquired pursuant to options.
(c)
Includes 325 shares held by Ms. Adams' spouse.
(d)
Includes 3,000 shares that may be acquired pursuant to options.
(e)
Includes 500 shares that may be acquired pursuant to options.
(f)
Includes 1,000 shares that may be acquired pursuant to options.
(g)
Includes 512,665 shares held by trusts of which Mr. Chace, his spouse or an immediate family member is a co-trustee and has shared voting and investment power. Also includes 4,500 shares held by Mr. Chace's spouse, 10,000 shares held by a non-profit corporation and 500 shares that may be acquired pursuant to options. Mr. Chace disclaims any economic or beneficial interest in 24,225 shares which are held by trusts of which Mr. Chace is only trustee and not a beneficiary and the 10,000 shares held by a non-profit corporation with respect to which he has voting power but no pecuniary interest.
(h)
Includes 3,000 shares that may be acquired pursuant to options and 108,000 shares held by a trust of which Mr. Chornyei is a beneficiary.

(i)
Includes 39,970 shares that may be acquired pursuant to options.
(j)
Includes 750 shares that may be acquired pursuant to options.
(k)
Includes 3,500 shares that may be acquired pursuant to options.
(l)
Includes 2,000 shares that may be acquired pursuant to options.
(m)
Includes 1,500 shares that may be acquired pursuant to options.
(n)
Includes 6,446 shares that may be acquired pursuant to options.
(o)
Includes 3,500 shares that may be acquired pursuant to options and 10,000 shares held by a corporation of which Mr. Nowak is a control person.
(p)
Includes 2,500 shares that may be acquired pursuant to options and 500 shares held in Individual Retirement Account.
(q)
Includes 152,710 shares that may be acquired pursuant to options and 1,200 shares of restricted common stock.
(r)
Includes 25,670 shares that may be acquired pursuant to options and 515 shares of restricted common stock.
(s)
Includes 6,000 shares that may be acquired pursuant to options.
(t)
Includes 257,045 shares that may be acquired pursuant to options.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires executive officers and directors and persons who beneficially own more than ten percent of Bancorp's common stock to file initial reports of ownership and reports of changes in ownership with the SEC and any national securities exchange on which Bancorp's securities are registered. Based solely on a review of the copies of such forms furnished to Bancorp and written representations from the executive officers and directors, Bancorp believes that during 2007 its executive officers, directors and greater than ten percent beneficial owners complied with all applicable Section 16(a) filing requirements, except that a Form 4 for John R. Berger was not timely filed in connection with his sale of 1,000 shares of Bancorp common stock on August 27, 2007.

COMPENSATION DISCUSSION AND ANALYSIS

        The Compensation Committee of the Boards of Directors of Bancorp and the Bank (collectively for purposes of this analysis, the "Compensation Committee") is charged with the responsibility for establishing, implementing and monitoring adherence to the Company's compensation philosophy and assuring that executives and key management personnel are effectively compensated in a manner which is internally equitable and externally competitive. The Compensation Committee also reviews and recommends to the Board the compensation of directors.

        The Company has five executive officers: Merrill W. Sherman, our CEO, Linda H. Simmons, our Chief Financial Officer ("CFO"), James V. DeRentis, the Chief Business Officer of the Bank, Mark J. Meiklejohn, Chief Lending Officer of the Bank, and William C. DeWitt, Director of Marketing and Corporate Communications of the Bank. In addition, until September 2007, Jeffrey W. Angus served as Chief Operating Officer of the Bank. Mses. Sherman and Simmons and Messrs. DeRentis and Meiklejohn are also officers of Bancorp ("Bancorp Executives").

Compensation Philosophy and Objectives

        The Company's executive compensation philosophy seeks to link executive compensation with the objectives, business strategy, management initiatives and financial performance of the Company. We believe that the compensation of our executives should reflect their success as a management team, rather than individuals, in attaining key operating and strategic objectives, such as growth of earnings and growth of our franchise. We also believe that executive compensation should not be based on the short-term performance of our common stock, whether favorable or unfavorable, but rather that the price of our common stock will, in the long-term, reflect both our operating performance and our franchise value. We seek to have the long-term performance of our common stock reflected in executive compensation through our equity incentive programs.

        The overall objectives of our compensation programs are:

  •
  to attract and retain highly qualified individuals in key executive positions;

  •
  to motivate executives to achieve goals inherent in the Company's business strategies to position the Company for continued growth;

  •
  to foster a performance-based, team oriented culture; and

  •
  to link executives' and Shareholders' interests.

        We also seek to achieve a balance of the compensation paid to a particular individual and the compensation paid to other executives both inside the Company and at comparable corporations and to remain competitive with larger financial institutions in our marketplace with which the Company competes for executive talent.

Elements of Compensation

        Our total compensation program for executive officers consists of the following:

  •
  base salary;

  •
  annual cash incentive awards tied to the Company's annual performance (and for more junior executives, their individual performance);

  •
  long-term equity incentive compensation, principally in the form of stock options;

  •
  retirement and other benefits; and

  •
  severance benefits.

        We choose to pay each element of compensation in order to attract and retain the necessary executive talent, reward annual performance and provide incentive for a balanced focus on long-term strategic goals as well as short-term performance. Our policy for allocating between currently paid and long-term compensation is to ensure adequate base compensation to attract and retain personnel, while providing incentives to maximize long-term value for our Shareholders.

Setting Executive Compensation

        The Compensation Committee makes all compensation decisions for Bancorp Executives, reviews compensation decisions for other executives and approves recommendations regarding all equity awards. The CEO annually reviews the performance of the executive officers (other than the CEO whose performance is reviewed by the Compensation Committee, with input from the full Board of Directors). The conclusions reached and recommendations based on these reviews, including with respect to salary adjustments and annual award amounts, are presented to the Compensation Committee. The Compensation Committee can exercise its discretion in modifying any recommended adjustments or awards to executives. Ms. Sherman does not participate during deliberations regarding her compensation. When appropriate, the Compensation Committee also meets in executive session without the presence of management or consultants.

        The Vice President of Human Resources supports the Compensation Committee in its work. From time to time, the Human Resource Department utilizes outside consultants to review and advise management with respect to the competitiveness of its compensation and benefits. In addition, the Compensation Committee has the authority under its charter to engage the services of outside advisers, experts and others to assist the Compensation Committee. In accordance with this authority, the Compensation Committee engages Pearl Meyer & Partners ("Pearl Meyer"), a division of Clark Consulting, as independent outside compensation consultants to advise the Compensation Committee on matters related to director and executive compensation. Pearl Meyer does not advise management of the Company and receives no other compensation from the Company.

        In 2007, the Compensation Committee engaged Pearl Meyer to prepare an executive compensation study. The 2007 study provided comparative information on various components of compensation and total compensation against a peer group of twenty-three publicly traded financial institutions (17 banks and 6 thrifts) with assets ranging from $1.0 billion to $2.7 billion (with an average of $1.7 billion in assets) located on the East Coast, primarily in the Northeast, as well as industry survey sources. The companies that comprised our peer group in 2007 were selected based upon asset size, geographic location and functional structure and included:

Alliance Financial Corporation
Berkshire Hills Bancorp, Inc.
Brookline Bancorp, Inc.
Camden National Corporation
Canandaigua National Corporation
Center Bancorp, Inc.
Century Bancorp, Inc.
Citizens & Northern Corporation
ESB Financial Corporation
Financial Institutions, Inc.
First Mariner Bancorp
First National Community Bancorp, Inc.	Independent Bank Corp.
Lakeland Bancorp, Inc.
Merchants Bancshares, Inc.
OceanFirst Financial Corp.
Peapack-Gladstone Financial Corporation
Pennsylvania Commerce Bancorp, Inc.
Rockville Financial, Inc.
Smithtown Bancorp, Inc.
Suffolk Bancorp
Washington Trust Bancorp, Inc.
Willow Financial Bancorp, Inc.

        Only 40% of the companies in the 2007 compensation study were the same as those included in a similar 2004 study conducted by the Compensation Committee's outside consultant, due primarily to consolidation in the banking industry. Where appropriate, Pearl Meyer developed blended market matches to reflect the executive's experience and responsibilities at the Company. This compensation review confirmed that our compensation program elements individually and in the aggregate support and reflect our compensation philosophy and strategic objectives, both on a cash and long-term incentive basis.

Executive Employment Agreements

        The Company entered into employment agreements with each of the Bancorp Executives (other than Mr. Meiklejohn) in connection with their initial employment. These agreements, which have been amended and restated from time to time, most recently in February 2007, are designed to promote stability and continuity of senior management who are critical to the Company's continued success. Ms. Sherman's employment agreement was further amended in March 2008 to comply with the requirements of Section 409A of the Internal Revenue Code, which impose a six-month delay on certain severance payments that are otherwise due under the agreement.

        The agreements provide that during the term of the contract, the executive's base salary will not be reduced and he or she will remain eligible for participation in the Company's executive compensation and benefit programs. Ms. Sherman's agreement provides for a rolling three-year term while the agreements with each of Ms. Simmons and Mr. DeRentis provide for a rolling two-year term. Each agreement automatically renews for successive three or two-year terms on each successive one year anniversary unless either the Company or the executive has given the other written notice of election not to renew at least 90 days prior to any anniversary date.

        Base Salary.    Base salaries for executive officers historically have been substantially dependent upon the base salaries paid for comparable positions at similar corporations, the responsibilities of the position held and the experience level of the particular executive officer. The Compensation Committee sets the base salary for executives by reviewing compensation for competitive positions in the market and the historical compensation levels of the executives. The Compensation Committee generally seeks to place executive salaries at the median of the Company's peer group although more experienced executives may be above the market median. Furthermore, we compete with many larger institutions for top executive-level talent, which may cause base salaries to exceed the targeted level, particularly for more experienced executives. This has been particularly true in recent years as we have recruited from the Boston market and looked to hire executives who can effectively manage a larger and more complex financial institution. Despite these competitive pressures, the 2007 compensation study indicated that base salaries for our executives, taking into account their respective responsibilities and experience, were generally within the targeted range.

        Salaries are reviewed on an annual basis in April, as well as at the time of a promotion or other change in responsibilities. In its annual review the Compensation Committee considers general market adjustments as well as the performance of the individual during the prior year and any change in his or her responsibilities. Annual increases normally take effect on May 1st of each year. The salaries of Messrs. Meiklejohn and DeWitt were established at their time of employment in 2006. In April 2007, base salaries for Mses. Sherman and Simmons and Messrs. DeRentis, Meiklejohn, DeWitt and Angus were increased by 2%, which was consistent with increases for other officers and below the overall 3% compensation adjustments to other employees of the Company generally. At that time, base salaries of Ms. Simmons, Mr. DeRentis and Mr. Angus were set at the same level ($231,250), reflecting our expectation of uniform high performance from these executives and to encourage a team approach. However, in October 2007, the Compensation Committee increased Ms. Simmons base salary to $270,000, effective as of October 1, 2007, in connection with her assumption of significant additional responsibilities following the departure of Mr. Angus. In November 2007, Mr. Meiklejohn's base salary was increased from $168,000 to $180,000 in connection with his promotion from Director of Corporate Banking to Chief Lending Officer. These increases were consistent with the benchmarks provided to the Compensation Committee in the 2007 compensation study.

        Cash Incentive Awards.    In keeping with our philosophy to pay for performance, annual cash incentives tied to performance measures represent a substantial portion of an executive's total compensation opportunity. Under the Senior Executive Cash Incentive Plan, Bancorp Executives are eligible to receive cash incentive awards of up to 50% (60% in the case of the CEO) of their base salaries. The Compensation Committee generally seeks to provide awards for superior performance that bring total cash compensation to the 75th percentile of the survey group. The 2007 executive compensation study commissioned by the Compensation Committee indicated that the Company's target incentives (as a percentage of base salary) are slightly above the market median (reflecting our philosophy of targeting incentives to achieve a targeted total cash compensation level at the 75th percentile) and total cash compensation for the Company's senior executives (assuming achievement of maximum incentive awards) falls within that targeted level.

        Cash incentive awards for Bancorp Executives are determined at the discretion of the Compensation Committee, which establishes specific short-term financial goals for the senior executive management team in February each year. Stock price performance has not been a factor in determining annual incentive compensation because the price of our common stock is subject to a variety of factors outside our control. Historically, the Compensation Committee has established a single financial goal for the executive officers tied to budgeted net income. The Compensation Committee believes that net income is the most important short-term financial measurement for the organization and ultimately drives Shareholder value over time. The Compensation Committee also believes that the Company's budget, which reflects general economic and specific Company, industry and competitive conditions as well as strategic initiatives, provides the best measure of management's performance. We set a single goal for incentive awards to align our executives and promote teamwork. For similar reasons, the award opportunities for Bancorp Executives (other than the CEO) are set at the same level. In 2007, the cash incentive awards were payable at the specified percentage of the executive officer's base salary upon achieving the following level of budgeted net income:

Officer	Threshold 90% of Net Income	Target 100% of Net Income	Maximum 104% of Net Income
CEO	30%	54%	60%
Other Bancorp Executives	25%	45%	50%

        The Company achieved net income for 2007 of $9.0 million, which was slightly above the budgeted net income target of $8.9 million. Accordingly, the Compensation Committee awarded the Ms. Sherman, Mr. DeRentis and Ms. Simmons the incentive awards set forth under "Non-Equity Incentive Plan Compensation" in the Summary Compensation Table, which represented approximately 103% of their target award and 93% of their maximum incentive award opportunity.

        Mr. Meiklejohn did not participate in the Senior Executive Cash Incentive Plan during 2007 since his promotion to Chief Lending Officer occurred in mid-November. Upon his initial employment with the Bank, Mr. Meiklejohn's 2006 bonus was set at $60,000. His bonus for 2007, which was awarded under a bonus plan for the Bank's commercial lending group, was based on his performance during that year and is set forth under "Bonus" in the Summary Compensation Table. Mr. Meiklejohn will participate in the 2008 Senior Executive Cash Incentive Plan.

        Mr. DeWitt is not an officer of Bancorp and is not eligible to participate in the Senior Executive Cash Incentive Plan. In 2007, based upon Mr. DeWitt's position, he was eligible to receive a bonus of 25% of his base salary. Upon the recommendation of the Chief Business Officer, he received 100% of his bonus opportunity equal to $40,000. An additional $10,000 was awarded to Mr. DeWitt based upon his increased efforts and responsibilities related to investor relations. The total amount of Mr. DeWitt's bonus for 2007 is set forth under "Bonus" in the Summary Compensation Table.

        In February 2008, the Compensation Committee modified the 2008 Senior Incentive Compensation Plan for 2008 to provide for an increased maximum award of up to 70% of base salary for the CEO and 55% of base salary for other Bancorp Executives upon achieving 110% of budgeted income. This change was approved following a recommendation by the Compensation Committee's independent consultant to increase the upside award potential for superior performance. The Compensation Committee also continues to evaluate the merits of establishing individual goals for executives based upon their area of accountability balanced against the costs of administering a more complex plan and the desire to encourage teamwork among our senior executives.

        Long-Term Incentive Compensation.    Total compensation at the senior executive level also includes long-term incentive awards granted under the 2002 Equity Incentive Plan. The objectives of the equity incentive program are to align executive and Shareholder long-term interests by creating a strong and direct link between executive pay and total Shareholder return, and to enable executives to develop and maintain a significant, long-term stock ownership position in our common stock. Prior to 2007, except for a restricted stock award made to Ms. Sherman in 2001, all equity awards were in the form of stock options. In 2007, consistent with the recommendation of the independent compensation consultant, one-third of the long-term equity awards to Mses. Sherman and Simmons and Messrs. Angus and DeRentis were made in the form of restricted stock. The Compensation Committee continues to grant only options to other officers due to the potentially adverse tax consequences to the individuals associated with the vesting of restricted stock awards. As of December 31, 2007, the number of shares authorized for issuance under the Company's stock plans was 617,663, representing 13.5% of our issued and outstanding common stock.

        Equity Awards.    Annual equity awards reflect the executive's position with the Company and his or her contribution to the Company. Prior to 2007, option awards were made at a level such that the aggregate exercise price of the options equaled 85% to 115% of the executive's annual base salary. In 2007, based upon recommendations from its independent compensation consultant, the Compensation Committee adopted a new methodology which utilizes the value of an award (whether restricted stock, stock option or other equity based performance award) as determined for financial reporting purposes under Financial Accounting Standards Board Statement No. 123R, Share Based Payment (SFAS 123R). These awards, which are valued at between 25% and 35% of the executive's base salary (depending upon the executive's level of responsibility) are listed in the "Grants of Plan Based Awards" Table. The 2007 compensation study commissioned by the Compensation Committee indicated that our equity awards to executives are consistent with market practice.

        The Compensation Committee generally grants equity awards in April of each year, but may also grant awards (usually options) in connection with an individual's initial employment with the Company or a subsequent promotion. All options are granted at the market closing price on the grant date. The Compensation Committee does not time the grant of options or other equity awards in anticipation of the release of material non-public information, but typically makes its annual grants in early April, in advance of the release of our first quarter earnings (which coincides with base salary adjustments).

        Options generally have three to five year vesting schedules to encourage key employees to continue in the employ of the Company. Options granted to the executive officers in 2007, which are listed in the "Grants of Plan Based Awards" Table, vest in equal installments over five years commencing on the first anniversary of the grant date. Restricted stock awards granted to our executives in 2007, which are also listed in the "Grants of Plan Based Awards" Table, vest in equal installments over three years commencing on the first anniversary of the grant date. The vesting of both options and restricted stock will accelerate upon a change in control (as defined in the relevant agreements).

        Share Retention Guidelines.    The Compensation Committee believes that senior management should have a meaningful equity interest in the Company. In order to promote equity ownership and further align the interests of management with our Shareholders, the Board of Directors has adopted share retention and ownership guidelines for our executive officers. These guidelines are based upon the market value of our common stock as a multiple of such officer's base pay. The multiple is three times base salary for the CEO and one times base salary for the other executive officers. Ms. Sherman was a founder of the Bank and her stock ownership currently substantially exceeds the guideline. Under these guidelines, a new CEO must achieve the ownership level within five years of appointment to the chief executive position. The other executive officers are expected to retain at least 50% of the shares acquired upon exercise of any stock option until they achieve the specified ownership level and thereafter maintain such ownership level. In establishing these guidelines, the Board of Directors determined that a stock retention requirement, rather than a mandated ownership requirement, would appropriately align the interests of the executives (other than the CEO) and the Shareholders. In making this determination, the Board considered the compensation levels of our executive officers and the impact a mandated ownership requirement might have on our recruiting and retention of executives.

Retirement and Other Benefits

        In order to attract and retain key executives, we offer retirement benefits through a tax-qualified 401(k) Plan to all employees and a nonqualified deferred compensation plan and supplemental executive retirement plans for certain highly compensated employees, including our executives.

        401(k) Retirement Plan.    Company employees who are at least 21 years of age are eligible to participate in the 401(k) Plan. Under the 401(k) Plan, we will make matching contributions of up to 4% of an employee's compensation, subject to qualified plan limitations. These contributions vest monthly. The retirement benefits under the 401(k) Plan for our executive officers are the same as those available for other eligible employees. Similarly situated employees, including our executive officers, may have materially different account balances because of a combination of factors: the number of years that the person has participated in the plan, the amount of money contributed at the election of the participant from year to year, and the investments chosen by the participant. In 2007, we made matching contributions for our executives in the amounts reflected in the footnotes to the "All Other Compensation" column of the Summary Compensation Table.

        Nonqualified Deferred Compensation Plan.    The executives (as well as certain other highly compensated employees) are eligible to participate in a nonqualified deferred compensation plan, which permits participants to contribute amounts they are precluded from contributing to the 401(k)

Plan because of the qualified plan limitations as well as additional compensation deferrals which may be advantageous for personal income tax or other planning reasons. Under the deferred compensation plan, participants receive an amount of employer matching contributions that they have lost under our 401(k) Plan as a result of the nondiscrimination rules applicable to qualified plans. The nonqualified deferred compensation plan is discussed in further detail under the heading "Nonqualified Deferred Compensation Plans" on 28.

        Supplemental Executive Retirement Plan.    In order to provide a competitive compensation package, we have adopted two Supplemental Executive Retirement Plans (each, a "SERP"): the 2000 SERP and the 2002 SERP. Currently, Bancorp Executives (as well as two former executives) are participants in the 2000 SERP and other key employees are participants under the 2002 SERP. Under the 2000 SERP, Ms. Sherman, Mr. DeRentis and Ms. Simmons are entitled to an annual supplemental retirement benefit equal to 70% of the average base salary paid during the three consecutive years in which such compensation was the greatest, reduced by the portion of their 401(k) Plan account attributable to employer contributions and any social security offset. Mr. Meiklejohn is entitled to an annual retirement benefit of $25,000. Mr. DeWitt is not a participant in either SERP. The SERP benefits vest over a five to ten year period, keyed to the executive's initial participation in the SERP. The specific terms of the SERPs (including vesting schedules) are discussed in further detail under the heading "Pension Benefits" on 27.

        Because the SERP benefit is either fixed or is based upon an executive's base salary, increases in incentive compensation and gains from prior option or stock awards have no impact on the retirement benefit. In addition, in the event of a change in control (as defined under the section entitled "Potential Payments Upon Termination or Change-in-Control" below), all SERP participants become fully vested in their fixed benefit and, Mses. Sherman and Simmons and Mr. DeRentis become fully vested in an increased benefit, which is generally intended to approximate the 70% formula amount assuming continued employment of the executive until age 65. The SERP vesting provisions encourage key employees to continue in the employ of the Company. In establishing the SERPs, the Compensation Committee took into account that, unlike many of our competitors, we do not maintain a typical qualified defined benefit or cash balance plan.

        Perquisites.    Other than the plans described above and the severance benefits described below, our executives are entitled to few benefits that are not otherwise available to all of our employees. In 2007, we provided Ms. Sherman with the personal benefits described in footnote (g) to the Summary Compensation Table. Personal benefits for other executives had an aggregate value to each of less than $10,000.

Severance Benefits

        We believe that companies should provide reasonable severance benefits to employees. With respect to executive management, these severance benefits should reflect the fact that it may be difficult for the employee to find comparable employment within a short period of time. Therefore, the employment agreements with Ms. Sherman, Mr. DeRentis and Ms. Simmons provide for severance benefits in the event of the executive's involuntary termination of employment without cause or termination of employment by the executive for "Good Reason" (as defined under the section entitled "Potential Payments Upon Termination or Change-in-Control" below) and provide increased benefits in the case of termination in connection with a Change in Control (as defined in the agreements). In the event of a qualified termination, we also continue health and other insurance benefits for between one and three years, corresponding to termination benefits and, in the event of a Change in Control, immediately vest all benefits under the SERP and all equity compensation of the executive. In addition, terminated executives would be entitled to receive any benefits that they otherwise would have been entitled to receive under our 401(k) Plan.

        The Company has also entered into Change in Control Severance Agreements with Messrs. Meiklejohn and Dewitt and certain other key employees. We have found such change in control benefits are necessary to recruit and retain talented management, due in large part to the continuing consolidation of the banking industry. Further, it is our belief that the interests of the Shareholders will be best served if the interests of our senior management are aligned with them, and providing change in control benefits should encourage senior management to consider the prospect of a change in control in an objective manner and reduce their possible reluctance to pursue potential change in control transactions that may be in the best interests of the Shareholders.

        Because of the so-called "parachute" tax imposed by Internal Revenue Code Section 280G, we have agreed to reimburse Ms. Sherman, Mr. DeRentis and Ms. Simmons for any taxes imposed as a result of change in control benefits. For other officers entitled to a change in control benefit, we cap their change in control benefits so that no taxes will be imposed. Based upon the advice of the Compensation Committee's independent compensation consultant, we believe that providing such "tax gross-up" payments is consistent with benefits offered by our peer group.

        All of the change in control benefits are "double trigger" and require termination of employment in connection with the Change in Control. Accordingly, no change in control benefits are paid to an executive unless his or her employment is terminated without cause or the executive resigns for "Good Reason" (or any reason in the case of Ms. Sherman) within one year of the Change in Control. Ms. Sherman's agreement allows her to trigger the change in control severance benefit by terminating her employment at any time within one year following the Change in Control. The Compensation Committee believes that providing Ms. Sherman this benefit will facilitate a smooth transition in the event of the sale of the Company.

        Relative to the overall value of the Company, these potential change in control benefits (including the 280G tax "gross-up") are relatively minor. The Compensation Committee regularly reviews the aggregate amount of all our change in control obligations and, based upon advice provided by both its independent compensation consultant and the Company's investment banker, has determined that the potential change in control benefits under our existing plans and agreements fall within an appropriate range of deal value.

Tax Deductibility of Compensation.

        Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation over $1 million paid to a company's chief executive officer and the four other most highly compensated executive officers at year end. There is an exception to the $1 million limitation for performance-based compensation meeting certain requirements. The Compensation Committee's policy is to preserve corporate tax deductions by qualifying compensation paid over $1 million to the executive officers as performance-based compensation. Nevertheless, maintaining tax deductibility is but one consideration among many (and is not the most important consideration) in the design of the compensation program for senior executives. The Compensation Committee may, from time to time, conclude that compensation arrangements are in the best interest of the Company and the Shareholders despite the fact that such arrangements might not, in whole or in part, qualify for tax deductibility. For example, restricted stock awards granted in 2007 will not qualify as performance-based compensation since such awards vest with the passage of time. However, based upon our executives' compensation levels, the Compensation Committee determined that it was likely that the compensation expense arising with respect to such awards would be fully deductible.

COMPENSATION COMMITTEE REPORT

        The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included above. Based on these reviews and discussions, the Compensation

Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis set forth above be included in the Company's Proxy Statement for the fiscal year ended December 31, 2007 for filing with the SEC.

Compensation Committee

JOHN R. BERGER—Chairman

ANTHONY F. ANDRADE	MALCOLM G. CHACE	MICHAEL E. MCMAHON	PABLO RODRIGUEZ, M.D.

EXECUTIVE COMPENSATION

        The following table provides information regarding the total compensation paid or accrued by the Company to each of its Chief Executive Officer, Chief Financial Officer and the Company's other executive officers other than the CEO and CFO (collectively, the "Named Executive Officers"). The table below also provides compensation information paid or accrued by the Company to Jeffrey W. Angus who served as Chief Operating Officer of the Company through September 2007.

        Because the Company's Senior Executive Cash Incentive Plan is based on achieving specified performance goals, awards to Mses. Sherman and Simmons and Mr. DeRentis under the plan are not considered "Bonuses" for purposes of SEC rules and are listed below as "Non-Equity Incentive Plan Compensation." Messrs. Meiklejohn and DeWitt were not eligible to participate in the 2007 Senior Executive Cash Incentive Plan and received discretionary bonuses under other Bank incentive programs. Amounts listed under "Bonus" and "Non-Equity Incentive Plan Compensation" for 2007 were determined by the Compensation Committee at its February 2008 meeting, and, to the extent not deferred by the executive, were paid out shortly thereafter.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)(a)	Option Awards ($)(b)	Non-Equity Incentive Plan Compensation ($)(c)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings ($)(d)		All Other Compensation ($)		Total ($)

Merrill W. Sherman President and CEO	2007 2006	448,452 437,700	— —		13,035 —	43,743 22,310	$252,400 103,983	296,215 261,419	(e)	21,392 99,500	(f) (g)	1,075,237 924,912

Linda H. Simmons Treasurer and CFO	2007 2006	239,211 224,037	— —		5,594 —	17,709 8,463	122,600 44,347	74,450 90,390		8,800 8,800	(h) (h)	468,364 376,037

James V. DeRentis Vice President & Chief Business Officer	2007 2006	229,510 224,037	— —		5,594 —	16,926 8,463	107,600 44,347	61,113 61,879		7,757 7,556	(h) (h)	428,500 346,282

Mark J. Meiklejohn Chief Lending Officer	2007 2006	168,561 152,308	60,000 149,774	(i)	— —	30,066 24,416	— —	5,382 866		6,235 —	(h)	270,244 327,364

William C. DeWitt Director of Marketing & Corporate Communications	2007 2006	161,969 46,154	50,000 75,000	(j)	— —	8,437 1,651	— —	— —		1,758 —	(h)	222,164 122,805

Jeffrey W. Angus Vice President & Chief Operating Officer(k)	2007 2006	158,714 224,037	— —		— —	2,821 8,463	— 44,347	— 15,317		84,980 —	(l)	246,515 292,164

(a)
The amounts reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2007, in accordance with SFAS 123R for stock awards granted pursuant to the 2002 Equity Incentive Plan. Assumptions used in the calculation of these amounts are included in footnote 15 to the Company's audited financial statements for the fiscal year ended December 31, 2007, included in the Company's Annual Report on Form 10-K filed with the SEC on or around March 10, 2008.
(b)
The amounts reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006 and 2007, in accordance with SFAS 123R for stock options granted pursuant to the 2002 Equity Incentive Plan. Since the Company accelerated the vesting of all options outstanding on December 31, 2005 upon our adoption of SFAS 123R, the amounts reflected are attributable solely to options granted in 2006 and 2007. Assumptions used in the calculation of these amounts are included in footnote 15 to the Company's audited financial statements for the fiscal year ended December 31, 2007, included in the Company's Annual Report on Form 10-K filed with the SEC on or around March 10, 2008.

(c)
Reflects cash awards to the named individuals under the Senior Executive Cash Incentive Plan which is discussed in further detail on page 18 under the heading "Compensation Discussion and Analysis."
(d)
Reflects actuarial increase in the present value of benefits under the Company's supplemental executive retirement plans determined using interest rate and mortality rate assumptions consistent with those used in the Company's financial statements and includes amounts which the Named Executive Officer may not currently be entitled to receive because such amounts are not vested.
(e)
Includes earnings of $2,696 on deferred compensation account above 5.74% (120% of the applicable federal long-term rate at December 31, 2006).
(f)
Includes employer 401(k) match of $8,800 and $12,592 in perquisites related to vehicle allowance, insurance premiums paid on individual disability policy and reimbursement of legal expenses in connection with the amendment and restatement of Ms. Sherman's employment agreement in 2007.
(g)
Includes tax gross-up of $90,700 in connection with vesting of 3,850 shares of restricted stock on January 1, 2006 granted under a Restricted Stock Agreement entered into in 2001 and an employer 401(k) match in the amount of $8,800.
(h)
Reflects employer 401(k) match.
(i)
Includes $88,000 signing bonus paid in connection with Mr. Meiklehohn's initial employment, $1,774 paid as a referral bonus and $60,000 performance bonus.
(j)
Includes $35,000 signing bonus paid in connection with Mr. DeWitt's initial employment and $40,000 performance bonus.
(k)
Mr. Angus' employment with the Company terminated on September 28, 2007. Per the terms of a Severance Agreement entered into with Mr. Angus, the Company agreed to pay Mr. Angus his current base salary through December 31, 2007.
(l)
Includes employer 401(k) match of $5,623 plus $79,357 paid to Mr. Angus following his termination of employment through December 31, 2007 in accordance with the terms of a Severance Agreement between the Bank and Mr. Angus.

Grants of Plan Based Awards

        The following table provides information on all plan based awards by the Company in 2007 to each Named Executive Officer and Mr. Angus.

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units(#)	All Other Option Awards: Number of Securities Underlying Options(#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(a)

Merrill W. Sherman	04/24/07 04/24/07	1,200 —	— 9,550	— 43.45	43.45 9.77

Linda H. Simmons	04/24/07 04/24/07 12/18/07	515 — —	— 3,850 7,500	— 43.45 34.32	43.45 9.77 6.27

James V. DeRentis	04/24/07 04/24/07	515 —	— 3,850	— 43.45	43.45 9.77

Mark J. Meiklejohn	04/24/07 12/18/07	— —	1,500 7,500	43.45 34.32	9.77 6.27

William C. DeWitt	04/24/07	—	1,250	43.45	9.77

Jeffrey W. Angus(b)	04/24/07 04/24/07	515 —	— 3,850	— 43.45	43.45 9.77

(a)
Assumptions used in the calculation of these amounts are included in footnote 15 to the Company's audited financial statements for the fiscal year ended December 31, 2007, included in the Company's Annual Report on Form 10-K filed with the SEC on or around March 10, 2008.
(b)
Mr. Angus' employment with the Company terminated on September 28, 2007 and as a result, all option and restricted stock grants indicated in the above table were forfeited.

Outstanding Equity Awards at Fiscal Year-End

        The following table provides information on all outstanding equity awards held by each of the Named Executive Officers and Mr. Angus as of December 31, 2007.

	OPTION AWARDS				STOCK AWARDS

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date (a)	Number of Shares or Units of Stock That Have Not Vested (#)(b)	Market Value of Shares or Units of Stock That Have Not Vested ($)(c)

Merrill W. Sherman	20,000 23,700 22,000 25,200 7,500 15,250 18,900 5,000 14,250 13,200 2,900	— — — — — — — — — 11,600 9,550	12.50 10.75 10.00 14.75 19.80 23.15 23.05 32.43 32.91 37.98 34.89 43.45	02/17/2008 01/21/2009 02/15/2010 02/20/2011 02/11/2012 05/30/2012 04/15/2013 01/26/2014 04/26/2014 04/08/2015 04/06/2016 04/24/2014	1,200	40,968

Linda H. Simmons	9,900 4,800 8,000 1,100	— — 4,400 3,850 7,500	35.50 37.98 36.54 34.89 43.45 34.32	09/16/2014 04/08/2015 07/19/2015 04/06/2016 04/24/2014 12/18/2014	515	17,582

James V. DeRentis	3,000 5,200 6,350 1,850 4,000 5,400 3,000 4,000 4,200 1,100	— — — — — — — — — 4,400 3,850	10.75 10.00 14.75 19.80 23.15 23.05 32.43 32.91 37.98 34.89 43.45	01/21/2009 02/15/2010 02/20/2011 02/11/2012 05/30/2012 04/15/2013 01/26/2014 04/26/2014 04/08/2015 04/06/2016 04/24/2014	515	17,582

Mark J. Meiklejohn	2,834 240	5,666 960 1,500 7,500	34.37 34.89 43.45 34.32	02/21/2016 04/06/2016 04/24/2014 12/18/2014

William C. DeWitt		2,500 1,250	44.93 43.45	10/11/2016 04/24/2014

Jeffrey W. Angus		0

(a)
Except for the options held by Mr. Meiklejohn expiring on February 21, 2016 which vest in three annual installments commencing on the grant date, all options which are not fully exercisable vest in five equal annual installments commencing on the first anniversary of the grant date.
(b)
Restricted stock vests in three annual installments commencing on the initial grant date.
(c)
Value represents closing market price of the Company's common stock at December 31, 2007 ($34.14) multiplied by the number of shares of unvested restricted stock held by the executive.

Option Exercises and Stock Vested

        The following table provides information on all exercises of options by the Named Executive Officers and Mr. Angus during the Company's 2007 fiscal year.

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(a)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Merrill W. Sherman	24,750	817,613	—	—

Linda H. Simmons	100	896	—	—

James V. DeRentis	1,200	40,452	—	—

Mark J. Meiklejohn	—	—	—	—

William C. DeWitt	—	—	—	—

Jeffrey W. Angus	11,100	26,354	—	—

(a)
The amounts shown are calculated based on the difference between the closing market price of the Company's common stock on the date of exercise and the exercise price of the options, multiplied by the number of shares for which the options were exercised.

Pension Benefits

        We do not maintain a tax-qualified defined benefit plan. In December 2007, the Company amended and restated the 2000 SERP and 2002 SERP to provide benefits to Named Executives Officers under the 2000 SERP and other certain other key employees under the 2002 SERP. These amendments did not change the benefit to which any of the participants is entitled. Previous to this, Ms. Sherman and Mr. DeRentis were entitled to benefits under both SERPs and Ms. Simmons and Mr. Meiklejohn were entitled to benefits only under the 2002 SERP. Mr. DeWitt is not a participant in either SERP. Mr. Angus' SERP benefit had not vested at the time of the termination of his employment with the Company; accordingly, he is not entitled to any benefit under either SERP.

        The following table provides information on the estimated present value of future payments for each of the Named Executive Officers, other than Mr. DeWitt, under the Company's 2000 SERP as of December 31, 2007.

Name of Executive Officer	Plan Name	Number of Years Credited Service (#)(a)	Present Value of Accumulated Benefit ($)(b)	Payments During Last Fiscal Year ($)

Merrill W. Sherman	2000 Supplemental Executive Retirement Plan	N/A	$1,554,062	—

Linda H. Simmons	2000 Supplemental Executive Retirement Plan	N/A	249,980	—

James V. DeRentis	2000 Supplemental Executive Retirement Plan	N/A	262,952	—

Mark J. Meiklejohn	2000 Supplemental Executive Retirement Plan	N/A	6,248	—

(a)
The SERP benefit is not based upon years of credited service. The benefit is based on a fixed amount or a formula tied to final average base salary and vests in accordance with a vesting schedule as described below.
(b)
Reflects actuarial present value of the officer's benefits under the Company's supplemental executive retirement plan determined using interest rate and mortality rate assumptions consistent with those used in the Company's financial statements and includes amounts which the officer may not currently be entitled to receive because such amounts are not vested.

        Under the 2000 SERP, as amended and restated, Ms. Sherman, Mr. DeRentis and Ms. Simmons are entitled to an annual retirement benefit equal to 70% of the highest base salary paid in the previous three fiscal years, reduced by the portion of their 401(k) Plan account attributable to employer contributions and any social security offset. Mr. Meiklejohn is entitled to an annual retirement benefit of $25,000. All benefits are payable upon the later of the executive attaining age 65 or the executive's retirement, provided that no amounts may be paid until at least six months after the executive's termination of employment except in the event of termination by reason of the executive's death.

        With respect to Ms. Sherman, $250,000 of her annual benefit is fully vested and the balance (if any) began vesting on November 1, 2005. With respect to Mr. DeRentis, $35,000 of his annual benefit is fully vested and the balance begins to vest on November 1, 2008. With respect to Ms. Simmons, $50,000 of her annual benefit begins to vest on November 1, 2009 and the balance on August 1, 2010. Mr. Meiklejohn's benefit begins to vest on November 1, 2011. Benefits vest in 20% increments such that the accrual balance would be fully vested on the fourth anniversary of the first vesting date. Thus, if an executive left at end of the vesting period, he or she would be 100% vested in their SERP accrual balance (i.e., the amount the Company has accrued to reflect the liability), but not the full benefit, resulting in a reduced retirement benefit in the event of early retirement. The executive is required to remain employed at the Company until age 65 to get the full SERP benefit. The full benefit will vest immediately upon death. In addition, in the event of a Change in Control, the SERP participants become fully vested in the greater of (i) the retirement benefit calculated in accordance with the formula described above or (ii) a specific annual Change in Control Benefit Amount, which is intended to approximate the formula amount under the 2000 SERP assuming continued employment of the executive until age 65. The current Change in Control Benefit Amount (excluding any tax gross-up) is $381,034 for Ms. Sherman, $225,850 for Mr. DeRentis and $212,441 for Ms. Simmons and $25,000 for Mr. Meiklejohn.

        Under the 2000 SERP, we will also provide a death benefit for SERP participants equal to the accrual balance at the date of the participant's death, provided that the minimum pre-retirement death benefit for Ms. Sherman and Mr. DeRentis is equal to the projected age 65 accrual balance required to fund their respective annual base benefit ($250,000 and $35,000 per year, respectively). The pre-retirement and post-retirement death benefits are funded through life insurance policies on the lives of the SERP participants purchased and owned by the Bank, some of which contain a split dollar endorsement in favor of the SERP participant.

        The SERPs are unfunded but provide that upon a Change in Control, the Company must deposit funds in a trust equal to the present value of all accrued benefits provided under both SERPs and thereafter make annual additional deposits to reflect any increases in the accrued benefits. All benefits are forfeited in the event that the participant's employment is terminated on account of a criminal act of fraud, misappropriation, embezzlement or a felony that involves property of the Company.

Nonqualified Deferred Compensation Plans

        The Named Executive Officers (as well as certain other highly compensated employees) are eligible to participate in our nonqualified deferred compensation plan. The plan permits a participant to defer all or a portion of his or her annual incentive bonus and up to 50% of the participant's base salary. Deferral elections are made in December of each year for amounts to be earned in the following year. Participants receive an amount of employer matching contributions that they have lost under our 401(k) Plan as a result of the nondiscrimination rules applicable to qualified plans. All amounts contributed by the participant and by the Company under the plan are immediately vested.

        Any excess contributions which cannot be contributed under the 401(k) Plan because of the nondiscrimination rules applicable to qualified plans and which would otherwise be returned to the participant at the end of the year, plus the amount of any supplemental deferrals the participant may choose to make, and any matching contributions provided for under the plan are credited to a deferred compensation account (a bookkeeping account). Each participant's deferred compensation account is credited with interest at a rate equal to the greater of the Baa1 30-year corporate bond index, or the Company's projected rate of return on average earning assets as reflected in its budget for such year. In addition, the plan allows a participant whose account exceeds $100,000 to specify an alternative investment index for all or any portion of the participant's account. If a participant specifies an alternative investment index, the Company may make any required distribution under the plan in kind. Ms. Sherman has elected to have $103,726 of her account valued in accordance with the performance of an investment in one or more private equity funds identified by Ms. Sherman. We have invested $103,726 in the specified alternative investments in order to match our liability to Ms. Sherman under the plan. As a result, Ms. Sherman bears the entire risk of loss (and will benefit from any gains) associated with her election.

        Participants in the Company's nonqualified deferred compensation plan are entitled to receive a distribution of their account upon retirement, death, disability or termination of employment except that any amounts attributable to employer contributions are subject to forfeiture if the participant is terminated for fraud, dishonesty or willful violation of any law that is committed in connection with the participant's employment. A participant is eligible to withdraw amounts credited to the deferred compensation account in the event of unforeseeable financial hardship.

        The amount deferred under the plan is not includible in the income of the participant until paid to the participant and, correspondingly, the Company is not entitled to a deduction for any liabilities established under the plan until the amount credited to the participant's deferred compensation account is paid to him or her.

        The amount credited to the deferred compensation account is not funded or otherwise set aside or secure from our creditors. As a result, the participant is subject to the risk that deferred compensation may not be paid in the event of the Company's insolvency or the Company is otherwise unable to satisfy the obligation. The plan permits (but does not require) the Company to establish a grantor trust for the purpose of funding the plan. If such a trust were created, the corpus of the trust would, under current federal income tax regulations, have to be available to our creditors in the event of insolvency or bankruptcy in order to prevent adverse income tax consequences to the participant.

        The following table provides information on contributions, earnings, withdrawals and distributions with respect to the nonqualified deferred compensation plan for each of the Named Executive Officers and Mr. Angus.

Name	Executive contributions in last FY ($)	Company contributions in last FY ($)	Aggregate earnings in last FY ($)	Aggregate withdrawals/distributions ($)	Aggregate balance at last FYE ($)
Merrill W. Sherman	—	—	$28,068(a)	—	$550,783(b)
Linda H. Simmons	—	—	—	—	—
James V. DeRentis	—	—	—	—	—
Mark J. Meiklejohn	—	—	—	—	—
William C. DeWitt	—	—	—	—	—
Jeffrey W. Angus	—	—	—	—	—
(a)
Includes $2,696 which is reported as compensation in the Summary Compensation Table.
(b)
Includes $338,790 of compensation which has been reported in the Company's Summary Compensation Table in previous years.

Potential Payments Upon Termination or Change-in-Control

        The tables below reflect the amount of compensation to each of the Named Executive Officers in the event of termination of such executive's employment upon voluntary termination, involuntary not for cause termination, for cause termination, termination following a Change in Control and in the event of disability or death of the executive. The amounts shown assume that such termination was effective as of December 31, 2007, calculated in accordance with employment agreements with Mses. Sherman and Simmons and Mr. DeRentis and the Change In Control Severance Agreements with Messrs. Meiklejohn and DeWitt. The amounts shown include amounts earned through such time and are estimates of the amounts which would be paid out to the executives upon their termination, which in some cases are duplicative of amounts reflected in the Summary Compensation Table. The actual amounts to be paid out can only be determined at the time of such executive's separation from the Company. Payment of any severance to Ms. Sherman will be delayed by six-months to the extent necessary to comply with Section 409A of the Internal Revenue Code, and Ms. Sherman is entitled to interest on the delayed payment at the Bank's six-month certificate of deposit rate until payment. Furthermore, while SERP benefits are fully vested on a Change in Control, they are not paid out until the executive is 65.

Severance Benefits absent a Change in Control

        In the event the Company terminates Ms. Sherman's employment without cause or Ms. Sherman terminates her employment for "Good Reason," she is entitled to the following:

  •
  a lump sum severance payment equal to 2.99 times the sum of her annual base salary as in effect at the time of termination and an amount equal to the average cash incentive bonus earned by her in the prior two fiscal years;

  •
  continued medical, dental and life insurance coverage for 36 months;

  •
  continued use of the automobile provided to her under her agreement (with an option to purchase); and

  •
  any options which are exercisable on the date of termination shall not terminate until the earlier of the scheduled expiration date for such options or three years after the date of termination of her employment.

"Good Reason" is defined in Ms. Sherman's agreement as:

  •
  a significant reduction in the nature or scope of her duties, responsibilities, authority and powers;

  •
  any requirement that she perform her duties at a location more than 50 miles from where she currently performs her duties; or

  •
  failure of the Company either to renew the agreement or enter into a new agreement on terms not less favorable than those existing immediately prior to such nonrenewal (other than a reduction of fringe benefits required by law or applicable to all employees generally).

        If the Company terminates the employment of Mr. DeRentis or Ms. Simmons without cause or if Mr. DeRentis or Ms. Simmons terminates his or her employment for "Good Reason," they would be entitled to continuance of their base salary and all medical, dental and life insurance coverage for the severance period, which is 18 months for Mr. DeRentis and 12 months for Ms. Simmons. Mr. DeRentis and Ms. Simmons are also entitled to outplacement services for 6 months. "Good Reason" is defined in the agreements of Mr. DeRentis and Ms. Simmons as the Company's failure to renew the agreement on any anniversary date or enter into a new employment agreement on substantially similar terms.

        Messrs. Meiklejohn and DeWitt are not entitled to any severance benefits other than those awardable to employees generally upon termination of employment under the Bank's severance policy absent a "Change in Control."

Severance Benefits in connection with a Change in Control

        In the event of a "Terminating Event" within one year of a "Change in Control," Ms. Sherman is entitled to:

  •
  an amount equal to any base salary and incentive bonus earned on account of services performed prior to the Terminating Event which have not been previously paid;

  •
  her pro-rated incentive bonus to the date of the Terminating Event under the Cash Incentive Plan, or any successor plan, based on the "Target Bonus" for the year in which the Termination Event occurs;

  •
  a severance benefit equal to 2.99 times the sum of her base salary and her targeted incentive cash bonus for the year of the Change in Control, payable in a lump sum;

  •
  continued medical, dental and life insurance coverage for 36 months;

  •
  continued use of the automobile provided to her under her agreement (with an option to purchase) for three years; and

  •
  all options held by her vest and remain exercisable until the earlier of the scheduled expiration date for such options or three years after termination of her employment.

        In the case of Ms. Sherman, a "Terminating Event" means either termination of her employment for any reason other than for cause or resignation, death or disability following a Takeover Transaction or a Change in Control resulting from a change in a majority of the Board of Directors, in either case, prior to the first anniversary of the Takeover Transaction or Change in Control.

        The agreements with Ms. Simmons and Mr. DeRentis provide that in the event of a "Terminating Event" within one year of a Change in Control, the executive is entitled to receive:

  •
  an amount equal to any base salary and incentive bonus earned on account of services performed prior to the Terminating Event which have not been previously paid;

  •
  the executive's pro-rated incentive bonus to the date of the Terminating Event under the Cash Incentive Plan, or any successor plan, based on the "Target Bonus" for the year in which the Terminating Event occurs;

  •
  a severance benefit equal to two times the sum of the executive's base salary and targeted incentive cash bonus for the year of the Change in Control, payable in a lump sum;

  •
  medical, dental and life insurance coverage for the 24 months commencing on the date of the Terminating Event; and

  •
  outplacement assistance for a period of twelve months.

        The agreement with Mr. Meiklejohn provides that in the event of a "Terminating Event" within one year of a Change in Control, he is entitled to receive an amount equal to his current annual base salary then in effect plus his most recent annual bonus payment. The agreement with Mr. DeWitt provides that in the event of a "Terminating Event" within one year of a Change in Control, he is entitled to receive an amount equal to his then current annual base salary.

        In the case of Ms. Simmons and Messrs. DeRentis, Meiklejohn and DeWitt, a "Terminating Event" means either:

  •
  termination of employment for any reason other than death, disability or for cause; or

  •
  resignation following:

  •
  a significant reduction in the nature or scope of the executive's duties, responsibilities, authority and powers from those exercised prior to the Change in Control;

  •
  a greater than 10% reduction in the executive's annual base salary or fringe benefits (other than across-the-board salary reductions or changes in fringe benefit plans);

    •
    a requirement that the executive perform duties at a location more than 50 miles from the location where such duties were performed prior to the Change in Control; or

    •
    failure of any successor of the Company to continue the executive's employment on substantially similar employment terms.

        For purposes of all of the agreements, a "Change in Control" would be deemed to have occurred if:

  •
  the Company effectuates a Takeover Transaction; or

  •
  the Company commences substantive negotiations with a third party with respect to a Takeover Transaction, and within 12 months thereafter the Company enters into a definitive agreement with respect to a Takeover Transaction with such party; or

  •
  any election of directors of the Company occurs (whether by the directors then in office or by the Shareholders at a meeting or by written consent) where a majority of the directors in office following such election are individuals who were not nominated by a vote of two-thirds of the members of the Board of Directors immediately preceding such election; or

  •
  the Company effectuates a complete liquidation of Bancorp or the Bank.

        A "Takeover Transaction" for this purpose generally means:

  •
  a reorganization, merger, acquisition or consolidation of Bancorp or the Bank with, or an acquisition of Bancorp or the Bank, or all or substantially all of Bancorp's or the Bank's assets by another corporation where the Company's existing Shareholders do not have a majority of the voting power of the resulting corporation;

  •
  the issuance of additional shares if our existing Shareholders do not, following such issuance, beneficially own more than 50% of the voting power of Bancorp or the Bank; or

  •
  any person or entity or group of persons or entities (other than an affiliate of the Company) becomes the beneficial owner of securities of the Company representing more than 30% of the voting power of all outstanding shares of voting securities of Bancorp.

        The following table shows the potential payments upon termination of Merrill W. Sherman's employment as of December 31, 2007 under various circumstances.

Payments Upon Separation	Voluntary Termination or Retirement ($)	Involuntary Not For Cause Termination ($)	For Cause Termination ($)	Involuntary for Good Reason Termination (Change-in- Control) ($)		Disability ($)	Death ($)
Compensation:	0
Severance	0	1,883,855	0	2,080,635		0	0
Equity Award Acceleration (a)	0	0	0	40,968		0	0
Incentive Bonus	0	0	0	244,004	(g)	0
Benefits & Perquisites:
SERP (b)	2,429,573	2,429,573	0	3,198,068		2,429,573	436,871
NonQualified Deferred Compensation Program (c)	550,783	550,783	550,783	550,783		550,783	550,783
Health and Welfare Benefits (d)	0	36,000	0	36,000		0	0
Disability Income (e)	0	0	0	0		984,597	0
Life Insurance Benefits	0	0	0	0		0	2,854,365	(h)
Office and Executive Assistant	0	0	0	68,700		0	0
Auto Allowance	0	0	0	18,000		0	0
Tax Gross-up (f)	0	0	0	1,168,404		0	0
(a)
Represents the value that would be realized upon the vesting of restricted stock and exercise of options that would vest on a Change in Control based on the difference between the option exercise price and the market value of the common stock on December 31, 2007 ($34.14).
(b)
Reflects the estimated lump-sum present value of future benefits or the death benefit payable under the SERP. Ms. Sherman would not be entitled to receive any payments under the SERP until age 65 or death.
(c)
Represents compensation deferred by Ms. Sherman under the Company's nonqualified deferred compensation plan (which amounts have previously been reported as salary, bonus or other incentive compensation in the Summary Compensation Table) plus earnings on such deferred amounts.
(d)
Reflects the estimated lump-sum present value of all future premiums which will be paid on behalf of Ms. Sherman under the Company's health and welfare plans.
(e)
Includes $586,774 which represents the estimated lump-sum present value of future benefits assuming a 6% interest rate payable to Ms. Sherman to age 65 under a separate disability income policy plus $397,823 which represents the estimated lump-sum present value of future benefits assuming a 6% interest rate payable to age 65 under a disability insurance policy available to all employees.
(f)
Represents amounts that would be payable to reimburse Ms. Sherman for taxes arising as a result of the so-called "parachute" tax imposed by Section 280G of the Internal Revenue Code as a result of change-in-control benefits. Ms. Sherman would not retain any portion of such tax gross-up payment.
(g)
Represents payment of full amount of target cash incentive award which would have been paid in lieu of the amount reflected under the "Non-Equity Incentive Plan Compensation" column of the Summary Compensation Table.
(h)
Includes $677,790 which represents payment of 11/2 times salary upon death under life insurance available to all employees, and $2,176,575 payable under Split Dollar Agreement between Ms. Sherman and the Bank.

        The following table shows the potential payments upon termination of Linda H. Simmons' employment as of December 31, 2007 under various circumstances.

Payments Upon Separation	Voluntary Termination or Retirement ($)	Involuntary Not For Cause Termination ($)	For Cause Termination ($)	Involuntary for Good Reason Termination (Change-in- Control) ($)		Disability ($)	Death ($)

Compensation:

Severance	0	226,720	0	783,000		0	0

Equity Award Acceleration(a)	0	0	0	17,582		0	0

Incentive Bonus	0	0	0	121,500	(f)	0	0

Benefits & Perquisites:

SERP(b)	0	0	0	1,110,415		0	0

Health and Welfare Benefits(c)	0	15,300	0	30,600		0	0

Disability Income(d)	0	0	0	0		974,425

Life Insurance Benefits	0	0	0	0		0	654,980	(g)

Outplacement Services	0	10,000	0	14,000		0	0

Tax Gross-up(e)	0	0	0	581,998		0	0

(a)
Represents the value that would be realized upon the vesting of restricted stock and exercise of options that would vest on a Change in Control based on the difference between the option exercise price and the market value of the common stock on December 31, 2007 ($34.14).
(b)
Reflects the estimated lump-sum present value of future benefits payable under the SERP. Ms. Simmons would not be entitled to receive any payments under the SERP until age 65.
(c)
Reflects the estimated lump-sum present value of all future premiums which will be paid on behalf of Ms. Simmons under the Company's health and welfare plans.
(d)
Includes $58,219 which represents the estimated lump-sum present value of future benefits assuming a 6% interest rate payable to Ms. Simmons to age 65 under a separate disability income policy plus $916,206 which represents the estimated lump-sum present value of future benefits assuming a 6% interest rate payable to age 65 under a disability insurance policy available to all employees.
(e)
Represents amounts that would be payable to reimburse Ms. Simmons for taxes arising as a result of the so-called "parachute" tax imposed by Section 280G of the Internal Revenue Code as a result of change-in-control benefits. Ms. Simmons would not retain any portion of such tax gross-up payment.
(f)
Represents payment of full amount of target cash incentive award which would have been paid in lieu of the amount reflected under the "Non-Equity Incentive Plan Compensation" column of the Summary Compensation Table.
(g)
Includes $405,000 which represents payment of 1 1/2 times salary upon death under life insurance available to all employees, and $249,980 payable under Split Dollar Agreement between Ms. Simmons and the Bank.

        The following table shows the potential payments upon termination of James V. DeRentis' employment as of December 31, 2007 under various circumstances.

Payments Upon Separation	Voluntary Termination or Retirement ($)	Involuntary Not For Cause Termination ($)	For Cause Termination ($)	Involuntary for Good Reason Termination (Change-in- Control) ($)		Disability ($)	Death ($)

Compensation:

Severance	0	340,080	0	670,637		0	0

Equity Award Acceleration(a)	0	0	0	17,582		0	0

Incentive Bonus	0	0	0	104,064	(f)	0	0

Benefits & Perquisites:

SERP(b)	121,863	121,863	0	913,045		121,863	0

Health and Welfare Benefits(c)	0	21,278	0	28,370		0	0

Disability Income(d)	0	0	0	0		1,031,657	0

Life Insurance Benefits	0	0	0	0		0	829,555	(g)

Outplacement Services	0	10,000	0	14,000		0	0

Tax Gross-up(e)	0	0	0	502,483		0	0

(a)
Represents the value that would be realized upon the vesting of restricted stock and exercise of options that would vest on a Change in Control based on the difference between the option exercise price and the market value of the common stock on December 31, 2007 ($34.14).
(b)
Reflects the estimated lump-sum present value of future benefits payable under the SERP. Mr. DeRentis would not be entitled to receive any payments under the SERP until age 65.
(c)
Reflects the estimated lump-sum present value of all future premiums which will be paid on behalf of Mr. DeRentis under the Company's health and welfare plans.
(d)
Includes $61,796 which represents the estimated lump-sum present value of future benefits assuming at 6% interest rate payable to Mr. DeRentis to age 65 under a separate disability income policy plus $969,861 which represents the estimated lump-sum present value of future benefits assuming a 6% interest rate payable to age 65 under a disability insurance policy available to all employees.
(e)
Represents amounts that would be payable to reimburse Mr. DeRentis for taxes arising as a result of the so-called "parachute" tax imposed by Section 280G of the Internal Revenue Code as a result of change-in-control benefits. Mr. DeRentis would not retain any portion of such tax gross-up payment.
(f)
Represents payment of full amount of target cash incentive award which would have been paid in lieu of the amount reflected under the "Non-Equity Incentive Plan Compensation" column of the Summary Compensation Table.
(g)
Includes $346,881 which represents payment of 1 1/2 times salary upon death under life insurance available to all employees, and $482,674 payable under Split Dollar Agreement between Mr. DeRentis and the Bank.

        The following table shows the potential payments upon termination of Mark J. Meiklejohn's employment as of December 31, 2007 under various circumstances.

Payments Upon Separation	Voluntary Termination or Retirement ($)	Involuntary Not For Cause Termination ($)		For Cause Termination ($)	Involuntary for Good Reason Termination (Change-in- Control) ($)	Disability ($)	Death ($)

Compensation:

Severance	0	15,000	(a)	0	261,000	0	0

Benefits & Perquisites:

SERP(b)	0	0		0	70,615	0

Disability Income(c)	0	0		0	0	1,020,358	0

Life Insurance Benefits	0	0		0	0	0	276,248	(d)

(a)
Reflects amount payable under the Bank's severance policy applicable to all employees.
(b)
Reflects the estimated lump-sum present value of future benefits payable under the SERPs. Mr. Meiklejohn would not be entitled to receive any payments under the SERPs until age 65.
(c)
Represents the estimated lump-sum present value of future benefits assuming a 6% interest rate payable to age 65 under a disability insurance policy available to all employees.
(d)
Includes $270,000 which represents payment of 1 1/2 times salary upon death under life insurance available to all employees, and $6,248 payable under Split Dollar Agreement between Mr. Meiklejohn and the Bank.

        The following table shows the potential payments upon termination of William C. DeWitt's employment as of December 31, 2007 under various circumstances.

Payments Upon Separation	Voluntary Termination or Retirement ($)	Involuntary Not For Cause Termination ($)		For Cause Termination ($)	Involuntary for Good Reason Termination (Change-in- Control) ($)	Disability ($)	Death ($)

Compensation:

Severance	0	13,600	(a)	0	163,200	0	0

Benefits & Perquisites:

Disability Income(b)	0	0		0	0	1,047,694	0

Life Insurance Benefits	0	0		0	0	0	244,800	(c)

(a)
Reflects amount payable under the Bank's severance policy applicable to all employees.
(b)
Represents the estimated lump-sum present value of future benefits assuming a 6% interest rate payable to age 65 under a disability insurance policy available to all employees.
(c)
Represents payment of 1 1/2 times salary upon death under life insurance available to all employees.

        In addition to the amounts indicated above, upon termination for any reason, each executive officer would be entitled to receive the vested balance in their respective 401(k) Plan accounts on the same basis as all other employees of the Company.

        In July 2007, the Company entered into a Severance Agreement with Mr. Angus in connection with the termination of his employment with the Company. Under the terms of the agreement, Mr. Angus received his current base salary through December 31, 2007, which from September 28, 2007 through December 31, 2007 equaled $79,357 which is included in the "All Other Compensation" column for Mr. Angus in the Summary Compensation Table. In addition, Mr. Angus is entitled to receive medical, dental and life insurance benefits coverage generally available to full-time employees through the earlier to occur of the date on which Mr. Angus obtains full-time employment or March 31, 2008. Following March 31, 2008, Mr. Angus may (at his expense) continue medical and dental benefits pursuant to COBRA or other applicable laws.

TRANSACTIONS WITH MANAGEMENT

        In accordance with our Board Governance and Nominating Committee Charter, the Board Governance and Nominating Committee is charged with monitoring and reviewing issues involving potential conflicts of interest, and reviewing and approving all related party transactions, except for those governed by Regulation O promulgated under the Federal Reserve Act which are reviewed and approved by the full Board of Directors (without the interested director present) in accordance with Regulation O. In reviewing and evaluating potential conflicts of interest and related party transactions, the Board Governance and Nominating Committee uses applicable NASDAQ listing standards and SEC rules as a guide.

        The Company has extended loans to certain of its officers, directors and principal Shareholders, including their immediate families and affiliated companies ("related parties"). Loans outstanding to related parties aggregated $7.6 million at December 31, 2007. Loans to related parties are made in the ordinary course of business under normal credit terms, including interest rates and collateral, prevailing at the time of origination for comparable transactions with persons not related to the Company, and did not represent more than a normal risk of collectibility or other unfavorable features.

AUDIT COMMITTEE REPORT

        Management is responsible for the Company's internal controls and financial reporting process. The independent accountants are responsible for performing an audit of the Company's consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Audit Committee's responsibility is to monitor and oversee these processes.

        The Audit Committee's responsibilities focus on two primary areas: (1) the adequacy of the Company's internal controls and financial reporting process and the reliability of the Company's financial statements; and (2) the independence and performance of the Company's internal auditors and independent auditors. The Audit Committee meets at least quarterly to, as appropriate, review, evaluate, and discuss with the Company's management and internal and external auditors the scope of their audit plans, the results of their work, the Company's financial statements (including quarterly earnings releases), quarterly reports issued by the Company's internal auditor, the adequacy and effectiveness of the Company's internal controls and changes in accounting principles. The Audit Committee regularly meets privately with both the internal and external auditors, each of whom has unrestricted access to the Audit Committee.

        In connection with these responsibilities, the Audit Committee reviewed and discussed the Company's audited financial statements for the fiscal year ended December 31, 2007 with management and the Company's independent registered public accounting firm, KPMG LLP. The Audit Committee also discussed with KPMG LLP the matters required by Statement on Auditing Standards No. 114. The Audit Committee received from KPMG LLP written disclosures regarding the firm's independence as required by Independence Standards Board Standard No. 1, wherein KPMG LLP confirms their independence within the meaning of the SEC and Independence Standards Board Rules and disclosed the fees charged for professional services in the fiscal year ended December 31, 2007. The Audit Committee discussed this information with KPMG LLP and also considered the compatibility of non-audit services provided by KPMG LLP with maintaining its independence. The Audit Committee also reviewed KPMG LLP's proposal to act as the Company's external auditor for the year ending December 31, 2007.

        Based on the review of the audited financial statements and these various discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K, to be filed with the SEC.

Audit Committee
MEREDITH A. CURREN—Chairman
RICHARD L. BREADY        ERNEST J. CHORNYEI, JR.        CHERYL W. SNEAD

PROPOSAL NO. 2
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The Audit Committee has sole authority to select, evaluate and when appropriate, to replace the Company's independent auditors. The Audit Committee has appointed KPMG LLP as the Company's independent registered public accounting firm for the 2008 fiscal year. Although action by Shareholders in this matter is not required, the Audit Committee believes it is appropriate to seek Shareholder ratification in light of the critical role played by the independent auditors in maintaining the integrity of Company financial controls and reporting and hereby requests Shareholders to ratify such appointment.

        The Board of Directors recommends a vote "FOR" the ratification of the appointment of KPMG LLP as the Company's independent registered public accounting firm.

        KPMG LLP has served as the independent registered public accounting firm of the Company since the Bank's formation in 1996. Representatives of KPMG LLP will be present at the Meeting and will have an opportunity to make a statement if they so desire and to respond to appropriate questions from Shareholders.

Independent Accountant Fees and Services.

        Aggregate fees for professional services rendered for the Company by KPMG LLP as of or for the fiscal years ended December 31, 2007 and 2006 are set forth below. The aggregate fees included in the Audit category are billed for the fiscal years for the audit of the Company's annual financial statements and review of financial statements and statutory and regulatory filings or engagements. The aggregate fees included in each of the other categories are fees billed in the fiscal years.

	2007	2006
Audit Fees	$418,500	$418,101
Audit-Related Fees	$0	$0
Tax Fees	$0	$0
All Other Fees	$0	$0

        Audit Fees for the fiscal years ended December 31, 2007 and 2006 were for professional services rendered for the audits of the financial statements of the Company, quarterly review of the financial statements included in the Company's Quarterly Reports on Form 10-Q, consents, compliance with Section 404 of the Sarbanes-Oxley Act and other assistance required to complete the year end audit of the consolidated financial statements.

        The Audit Committee has determined that the provision of the above services is compatible with maintaining KPMG LLP's independence.

        Policy on Audit Committee Pre-Approval.    The Audit Committee pre-approves all audit and non-audit services provided by the independent accountants prior to the engagement of the independent accountants with respect to such services. The Chairman of the Audit Committee has been delegated the authority by the Committee to pre-approve the engagement of the independent accountants when the entire Committee is unable to do so. The Chairman must report all such pre-approvals to the entire Audit Committee at the next committee meeting. None of the services described above were approved by the Audit Committee under the de minimus exception provided by Rule 2-01(C)(7)(i)(c) under Regulation S-X.

OTHER BUSINESS OF THE MEETING

        The Board of Directors is not aware of any matters to come before the Meeting other than those stated in the Proxy Statement. In the event that other matters properly come before the Meeting or any adjournment thereof, it is intended that the persons named in the accompanying proxy and acting thereunder will vote in accordance with their best judgment.

ANNUAL REPORT AND FORM 10-K

        The 2007 Annual Report of Bancorp was mailed to Shareholders with this Proxy Statement. Upon request, Bancorp will furnish without charge a copy of Bancorp's Annual Report on Form 10-K for the fiscal year ended December 31, 2007, including financial statements, but without exhibits, a copy of which has been filed with the SEC. It may be obtained by writing to Investor Relations Department, Bancorp Rhode Island, Inc., One Turks Head Place, Providence, Rhode Island 02903.

SHAREHOLDER PROPOSALS FOR 2009

        Bancorp's next annual meeting is scheduled to be held on May 20, 2009. A Shareholder who wants to have a qualified proposal considered for inclusion in the Proxy Statement for the Company's 2009 annual meeting of Shareholders must notify the Secretary of Bancorp not later than December 14, 2008. Shareholder proposals that are to be considered at the 2009 annual meeting but not requested to be included in the Proxy Statement must be submitted no later than March 21, 2009 and no earlier than December 22, 2008.

APPENDIX I

PARTICIPANT INFORMATION

        Bancorp Rhode Island ("Bancorp"), its directors, nominees for director and certain of the officers and employees of Bancorp and Bank Rhode Island, a subsidiary of Bancorp (the "Bank" and together with Bancorp, the "Company") are "Participants," as such term is defined under applicable Securities and Exchange Commission rules, in a solicitation of proxies in connection with Bancorp's upcoming 2008 Annual Meeting of Shareholders. Each of the Participants in the solicitation are listed below, together with the number of shares of Bancorp common stock beneficially owned by each of these persons as of March 28, 2008. Except as indicated below, none of the persons listed below owns any shares of Bancorp common stock of record that such person does not own beneficially.

DIRECTORS, OFFICERS AND CERTAIN EMPLOYEES

Name	Title	Shares of Common Stock Owned*
Malcolm G. Chace(a)	Chairman and Director	527,665
Merrill W. Sherman(b)	President and Chief Executive Officer and Director	282,345
Anthony F. Andrade(c)	Director	56,000
Karen Adams(d)(e)	Director	4,775
John R. Berger(f)	Director	6,568
Richard L. Bready(g)	Director	3,000
Ernest J. Chornyei, Jr.(h)(i)	Director	114,000
Meredith A. Curren(d)	Director	4,300
Mark R. Feinstein(j)	Director	19,500
Edward J. Mack II(d)	Director	4,175
Michael E. McMahon(l)	Director	2,000
Bogdan Nowak(j)(m)	Director	24,800
Pablo Rodriguez, M.D.(k)	Director	4,000
Cheryl W. Snead(p)	Director	6,510
John A. Yena(f)	Director	11,000
James V. DeRentis(n)	Vice President of BancorpRI and Executive Vice President and Chief Business Officer of Bank Rhode Island	42,070
William C. DeWitt(o)	Director of Marketing and Corporate Communications of Bank Rhode Island	750
Michael J. Hebert(q)	Principal Accounting Officer	1,450
Mark J. Meiklejohn(r)	Vice President of Bancorp and Executive Vice President and Chief Lending Officer of Bank Rhode Island	6,446
Linda H. Simmons(s)	Chief Financial Officer and Treasurer of BancorpRI and Bank Rhode Island	26,685

*
If applicable, shares of common stock owned includes shares owned by the spouse, children and certain other relatives of the director, officer or employee, as well as shares held by trusts of which the person is a trustee or in which he or she has a beneficial interest and shares acquirable pursuant to options which are presently or will become exercisable within 60 days after March 14, 2008.

(a)
Includes 512,665 shares held by trusts of which Mr. Chace, his spouse or an immediate family member is a co-trustee and has shared voting and investment power. Also includes 4,500 shares held by Mr. Chace's spouse, 10,000 shares held by a non-profit corporation and 500 shares that may be acquired pursuant to options. Mr. Chace disclaims any economic or beneficial interest in 24,225 shares which are held by trusts of which Mr. Chace is only trustee and not a beneficiary and the 10,000 shares held by a non-profit corporation with respect to which he has voting power but no pecuniary interest.

(b)
Includes 152,710 shares that may be acquired pursuant to options and 1,200 shares of restricted common stock.

(c)
Includes 3,000 shares that may be acquired pursuant to options.

(d)
Includes 2,000 shares that may be acquired pursuant to options.

(e)
Includes 325 shares held by Ms. Adams' spouse.

(f)
Includes 500 shares that may be acquired pursuant to options.

(g)
Includes 1,000 shares that may be acquired pursuant to options.

(h)
Includes 3,000 shares that may be acquired pursuant to options.

(i)
Includes 108,000 shares held by a trust of which Mr. Chornyei is a beneficiary.

(j)
Includes 3,500 shares that may be acquired pursuant to options.

(k)
Includes 2,500 shares that may be acquired pursuant to options and 500 shares held in an Individual Retirement Account.

(l)
Includes 1,500 shares that may be acquired pursuant to options.

(m)
Includes 10,000 shares held by an investment company of which Mr. Nowak is a control person.

(n)
Includes 39,970 shares that may be acquired pursuant to options and 515 shares of restricted stock.

(o)
Includes 750 shares that may be acquired pursuant to options.

(p)
Includes 6,000 shares that may be acquired pursuant to options.

(q)
Includes 1,450 shares that may be acquired pursuant to options

(r)
Includes 6,446 shares that may be acquired pursuant to options.

(s)
Includes 25,670 shares that may be acquired pursuant to options and 515 shares of restricted stock.

INFORMATION REGARDING TRANSACTIONS IN OUR SECURITIES BY PARTICIPANTS

        The following table sets forth information regarding purchases and sales during the past two years of shares of Bancorp common stock by the Participants. No part of the purchase price or market value of those shares is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities.

Name	Date of Transaction	Number of Shares
Malcolm G. Chace	02/02/2006	2,276	(d)
	02/03/2006	1,474	(d)
	02/06/2006	3,750	(d)
	03/01/2006	(7,600)	(a)
	05/02/2006	(10,000)	(e)
	07/17/2006	500	(b)
	11/28/2006	(10)	(a)
	11/29/2006	500	(b)
	02/15/2007	1,345	(d)
	02/16/2007	1,645	(d)
	02/20/2007	10	(d)
	02/21/2007	2,500	(d)
	03/26/2007	(20)	(a)
	05/24/2007	(10,0000	(a)
	05/30/2007	(7,780)	(a)
	08/01/2007	2,500	(d)
	08/02/2007	5,500	(d)
	08/03/2007	3,000	(d)
	08/10/2007	2,000	(d)
	08/13/2007	1,000	(d)
	08/16/2007	1,000	(d)
	09/20/2007	(4,150)	(a)
	10/17/2007	(5,000)	(a)
	11/08/2007	3,000	(d)
	11/13/2007	10,000	(d)
	11/28/2007	(1,400)	(a)
	12/18/2007	(5)	(a)
	01/03/2008	(350)	(a)
	01/04/2008	(10,350)	(a)
	01/07/2008	(700)	(a)
	01/09/2008	(1,050)	(a)
	2/13/2008	(350)	(a)
	03/03/2008	(350)	(a)
Merrill W. Sherman	01/19/2006	24,000	(b)
	01/19/2006	(7,065)	(c)
	01/31/2007	17,250	(b)
	02/13/2007	7,500	(b)
	04/24/2007	1,200	(f)
	12/17/2007	(2,000)	(a)
	02/05/2008	(7,450)	(c)
	02/05/2008	20,000	(b)
Karen Adams	02/08/2007	1,000	(b)
	03/27/2008	500	(b)

Anthony F. Andrade	03/26/2008	3,000	(b)
John R. Berger	03/21/2007	5,500	(b)
	08/27/2007	(1,000)	(e)
	11/19/2007	2,000	(e)
	11/26/2007	500	(e)
Ernest J. Chornyei, Jr.	3/29/2007	3,000	(b)
Meredith A. Curren	02/06/2007	1,000	(b)
	03/14/2008	500	(b)
Mark R. Feinstein	02/01/2007	2,000	(b)
Edward J. Mack, II	03/08/2007	2,000	(b)
Michael E. McMahon	10/26/2006	500	(d)
Pablo Rodriguez, M.D.	10/17/2006	1,000	(b)
John A. Yena	08/08/2006	1,500	(b)
James V. DeRentis	03/09/2006	1,000	(b)
	02/20/2007	1,200	(b)
	04/24/2007	515	(f)
Margaret D. Farrell	01/31/2007	5,000	(b)
	08/01/2007	1,100	(d)
Linda H. Simmons	02/20/2007	100	(b)
	02/21/2007	150	(d)
	04/24/2007	515	(f)
	11/02/2007	250	(d)

(a)
Gift of shares.

(b)
Shares acquired pursuant to exercise of options.

(c)
Shares delivered in connection with payment of exercise price upon exercise of options.

(d)
Open market purchase.

(e)
Sale of shares on open market.

(f)
Award of restricted stock.

MISCELLANEOUS INFORMATION CONCERNING PARTICIPANTS

        Except as described in this Appendix I or otherwise disclosed in this Proxy Statement, to the best of the Company's knowledge, no "associate," as such term is defined under Rule 14a-1a of the Securities Exchange Act of 1934, of any Participant beneficially owns any shares of common stock or other securities of the Company. Furthermore, except as described under the heading "Transactions with Management" in this Proxy Statement, to the best of the Company's knowledge, no Participant or any of his or her associates, is either a party to any transactions or series of similar transactions since the beginning of the Company's last fiscal year, or any currently proposed transaction or series of similar transactions (i) in which the Company was or is to be a party, (ii) in which the amount involved exceeds $120,000, and (iii) in which any such person or any of his or her associates had or will have, a direct or indirect material interest.

        To the best of the Company's knowledge, except as described in this Appendix I or as otherwise disclosed in this Proxy, no Participant, or any of his or her associates has entered into any agreement or understanding with any person respecting any future employment by the Company or any future transactions to which the Company will or may be a party. Except as described under the heading "Transactions with Management" in this Proxy Statement, to the best of the Company's knowledge, no

Participant is a party to any contract, arrangements or understandings with any person with respect to any securities of the Company, including, but not limited to joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies.

        Except as described in this Appendix I or as otherwise disclosed in this Proxy Statement, to the best of the Company's knowledge, no Participant has any substantial interest, direct or indirect, by security holdings or otherwise, in any matter to be acted upon at the Meeting.

        No Participant has during the last ten years been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

YOUR VOTE IS IMPORTANT!

PLEASE SIGN, DATE AND RETURN THIS PROXY PROMPTLY
USING THE ENCLOSED ENVELOPE WHICH REQUIRES NO
POSTAGE IF MAILED IN THE UNITED STATES.

TO VOTE BY MAIL, PLEASE DETACH PROXY CARD HERE

BANCORP RHODE ISLAND, INC.

Proxy Solicited on Behalf of the Board of Directors
for Annual Meeting of
Shareholders to be held May 21, 2008

P R O X Y	The undersigned hereby authorizes and appoints Malcolm G. Chace, Merrill W. Sherman, and Linda H. Simmons, and each of them, as proxies with full power of substitution in each, to vote all shares of common stock, par value $.01 per share, of Bancorp Rhode Island, Inc. (the "Company") held of record on March 28, 2008 by the undersigned at the Annual Meeting of Shareholders to be held at 10:00 a.m. local time, on Wednesday, May 21, 2008, at The Hotel Providence, 311 Westminster Street, Providence, Rhode Island, and at any adjournments or postponements thereof, on all matters that may properly come before said meeting.

This proxy when properly executed will be voted (i) as directed on reverse side, or, in the absence of such direction, this proxy will be voted FOR the specified nominees in Proposal 1 and FOR Proposal 2 and (ii) in accordance with the judgment of the proxies upon other matters that may properly come before said meeting or any adjournments or postponements thereof.

(CONTINUED AND TO BE SIGNED AND DATED ON REVERSE SIDE)

THERE ARE THREE WAYS TO AUTHORIZE THE PROXIES TO CAST YOUR VOTES

TELEPHONE	INTERNET	MAIL
This method is available for residents of the U.S. and Canada. On a touch tone telephone, call TOLL FREE 1-800-830-3542, 24 hours a day, 7 days a week. You will be asked to enter ONLY the CONTROL NUMBER shown below. Have your instruction card ready, then follow the prerecorded instructions. Your instructions will be confirmed and votes cast as you direct. Available until 12:00 midnight New York City time on May 20, 2008.	Visit the Internet website at www.2voteproxy.com. Enter the CONTROL NUMBER shown below and follow the instructions on your screen. You will incur only your usual Internet charges. Available until 12:00 midnight New York City time on May 20, 2008.	Simply sign and date your proxy card and return it in the postage-paid envelope. If you are voting by telephone or the Internet, please do not mail your proxy card.

TO VOTE BY MAIL, PLEASE DETACH PROXY CARD HERE

☒	Please mark votes as in this example.	CONTROL NUMBER

THE DIRECTORS RECOMMEND A VOTE FOR EACH PROPOSAL

PROPOSAL 1—Election of five Class III Directors with terms expiring in 2011.
Class III Directors (Term to Expire 2011)
(01) Anthony F. Andrade (02) Malcolm G. Chace (03) Ernest J. Chornyei, Jr. (04) Edward J. Mack II (05) Merrill W. Sherman	FOR ☐	WITHHOLD ☐	FOR all except ☐
INSTRUCTION: To withhold authority to vote for any individual nominee, mark "For All Except" and write that nominee's name in the space provided below.

	FOR ☐	AGAINST ☐	ABSTAIN ☐
PROPOSAL 2—Ratify the appointment of KPMG LLP as independent auditors for the Company.

Date:	, 2008
Signature:
Signature, if held jointly this Proxy must be signed exactly as the name of the Shareholder(s) appears on this card. Executors, administrators, trustees, etc. should give full title as such. If the signatory is a corporation, please sign full corporate name by duly authorized officer.

QuickLinks

BANCORP RHODE ISLAND, INC. One Turks Head Place Providence, Rhode Island 02903
PROXY STATEMENT
GENERAL INFORMATION
PROPOSAL NO. 1 ELECTION OF DIRECTORS
COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
COMPENSATION DISCUSSION AND ANALYSIS
COMPENSATION COMMITTEE REPORT
EXECUTIVE COMPENSATION
TRANSACTIONS WITH MANAGEMENT
AUDIT COMMITTEE REPORT
PROPOSAL NO. 2 RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
OTHER BUSINESS OF THE MEETING
ANNUAL REPORT AND FORM 10-K
SHAREHOLDER PROPOSALS FOR 2009
  APPENDIX I
PARTICIPANT INFORMATION
MISCELLANEOUS INFORMATION CONCERNING PARTICIPANTS